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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Newell Rubbermaid Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2004

To the Stockholders of NEWELL RUBBERMAID INC.:

      You are cordially invited to attend the annual meeting of stockholders of NEWELL RUBBERMAID INC. (the “Company”) to be held on Wednesday, May 12, 2004, at 10:00 a.m., local time, at the Grand Hyatt Hotel, 3300 Peachtree Road (located at the northwest corner of Peachtree Road and Piedmont Road), Atlanta, Georgia.

      At the annual meeting, you will be asked to:

•	Elect four directors of the Company to serve for a term of three years;

•	Ratify the appointment of Ernst & Young LLP as the Company’s independent accountants for the year 2004; and

•	Transact such other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

      Your Board of Directors unanimously recommends that you vote FOR each of the proposals set forth in this proxy statement.

      Only stockholders of record at the close of business on March 15, 2004 may vote at the annual meeting or any adjournment or postponement thereof.

      Whether or not you plan to attend the annual meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the annual meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

Dale L. Matschullat
Vice President—General Counsel
& Corporate Secretary

March 26, 2004

-IMPORTANT-

      The Company’s audited financial statements for fiscal year 2003, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and other related information, are attached as Appendix A to this proxy statement.

Newell Rubbermaid Inc.

10 B Glenlake Parkway
Suite 600
Atlanta, Georgia 30328

PROXY STATEMENT FOR ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 12, 2004

      You are receiving this proxy statement and proxy card from us because you own shares of common stock in Newell Rubbermaid Inc. (the “Company”). This proxy statement describes the proposals on which we would like you to vote. It also gives you information so that you can make an informed voting decision. We first mailed this proxy statement and the form of proxy to stockholders on or about March 26, 2004.

VOTING AT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

      We will hold the annual meeting at the Grand Hyatt Hotel, 3300 Peachtree Road (located at the northwest corner of Peachtree Road and Piedmont Road), Atlanta, Georgia, at 10:00 a.m., local time, on May 12, 2004.

Who May Vote

      Record holders of the Company’s common stock at the close of business on March 15, 2004 are entitled to notice of and to vote at the annual meeting. On the record date, approximately 274,804,489 shares of common stock were issued and outstanding.

Quorum for the Annual Meeting

      A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock of the Company, present in person or by proxy, will constitute a quorum. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether a quorum is present at the annual meeting. The inspectors of election will treat instructions to withhold authority, abstentions and broker non-votes as present for purposes of determining the presence of a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

Votes Required

      The four nominees for director who receive the greatest number of votes cast in person or by proxy at the annual meeting will be elected directors of the Company. The vote required for ratification of the appointment of Ernst & Young LLP as independent accountants for the year 2004 is the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting.

      You are entitled to one vote for each share you own on the record date on each proposal to be considered at the annual meeting. A broker or other nominee may have discretionary authority to vote certain shares of common stock if the beneficial owner or other person entitled to vote those shares has not provided instructions.

      With respect to election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. With respect to ratification of the appointment of Ernst & Young LLP, you may vote in favor of or against the ratification or you may abstain from voting. Instructions to withhold authority to vote will have no effect on the election of directors because directors are elected by a plurality of votes cast. Any proxy marked “abstain” with respect to the ratification of the appointment of Ernst & Young LLP as independent accountants for the year 2004 will have the effect of a vote against the proposal. Shares represented by a proxy as to which there is a broker non-vote or a proxy in which authority to vote for any matter considered is withheld will have no effect on the vote for the election of directors or the ratification of the appointment of Ernst & Young LLP.

How to Vote

      You may attend the annual meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted FOR the election of all director candidates nominated by the Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP, and in the discretion of the persons named as proxies on all other matters that may come before the annual meeting or any adjournment or postponement thereof.

•	Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You also may vote through the Internet by signing on to the website identified on the proxy card and following the procedures described in the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

      If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

      This proxy statement is being used to solicit voting instructions for the shares of the Company’s common stock held by trustees of the Newell Rubbermaid Inc. 401(k) Savings Plan (the “Newell 401(k) Plan”) and the Rubbermaid Retirement Plan for Collectively Bargained Associates (the “Rubbermaid 401(k) Plan”) for the benefit of plan participants. Participants in these plans have the right to direct the trustees regarding how to vote the shares of Company stock credited to their accounts. Unless otherwise required by law, the shares credited to each participant’s account will be voted as directed. Participants in these plans may direct the trustees by using the voting methods described above (by telephone, by the Internet or by completing and returning a proxy card). If valid instructions from a Rubbermaid 401(k) Plan participant are not received by May 7, 2004, such participant’s shares will not be voted. If valid instructions are not received from a Newell 401(k) Plan participant by May 10, 2004, such participant’s shares will be voted proportionately in the same manner in which the trustee votes all shares for which it has received valid instructions.

How You May Revoke or Change Your Vote

      You may revoke your proxy at any time before it is voted at the annual meeting by any of the following methods:

•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.

•	Sending a written notice, including by telegram or telecopy, to the Corporate Secretary of the Company. You must send any written notice of a revocation of a proxy so that it is received before the taking of the vote at the annual meeting to:

Newell Rubbermaid Inc.
10 B Glenlake Parkway, Suite 600
Atlanta, Georgia 30328
Telecopy: 1-770-407-3987
Attention: Corporate Secretary

•	Attending the annual meeting and voting in person. Your attendance at the annual meeting will not in and of itself revoke your proxy. You must also vote your shares at the annual meeting. If your shares are held in “street name” by a broker, bank or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the annual meeting.

      If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor, Morrow & Co., Inc., at the following address or telephone number:

Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, New York 10022
Phone Number: 1-800-566-9061

Costs of Solicitation

      This proxy statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of the Company. The Company will pay the costs of soliciting proxies. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. The Company will pay Morrow & Co., Inc. a fee of $9,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses.

      In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from stockholders by telephone, telecopy, telegram, Internet or in person. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTORS

      The Company’s Board of Directors is currently comprised of 11 directors who are divided into three classes, with each class elected for a three-year term. The Board of Directors has nominated Scott S. Cowen, Cynthia A. Montgomery, Allan P. Newell and Gordon R. Sullivan for re-election as Class II directors at the annual meeting. If elected, Dr. Cowen, Dr. Montgomery, Mr. Newell and Mr. Sullivan will serve until the annual meeting of stockholders to be held in 2007 and until their successors have been duly elected and qualified.

      Proxies will be voted, unless otherwise indicated, for the election of the four nominees for director. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. However, should any nominee be unable or unwilling to serve if elected, the Board of Directors may reduce the number of directors, or proxies may be voted for another person nominated as a substitute by the Board of Directors. All of the nominees are currently serving as directors of the Company and have consented to serve as directors if elected at this year’s annual meeting.

      The Board of Directors unanimously recommends that you vote FOR the election of each nominee for director.

      Information about the nominees and the continuing directors whose terms expire in future years is set forth below. The dates shown for service as a director of the Company include service as a director of the predecessor of the Company prior to July 1987.

Director
Name and Background	Since

Nominees for Class II Directors—Term Expiring in 2007
Scott S. Cowen, age 57, has been the President of Tulane University and Seymour S. Goodman Memorial Professor of Business since July 1998. From 1984 through July 1998, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management, Case Western Reserve University. Prior to his departure in 1998, Dr. Cowen had been associated with Case Western Reserve University in various capacities since 1976. Dr. Cowen is currently a director of American Greetings Corp. (a manufacturer of greeting cards and related merchandise), Forest City Enterprises (a real estate developer) and Jo-Ann Stores (an operator of retail fabric shops)
1999
Cynthia A. Montgomery, age 51, has been a Professor of Business Administration at the Harvard University Graduate School of Business since 1989. Prior thereto, Dr. Montgomery was a Professor at the Kellogg School of Management at Northwestern University from 1985 to 1989. She is also a director of certain registered investment companies managed by Merrill Lynch & Co. or one of its subsidiaries	1995
Allan P. Newell, age 57, has been a private investor for more than five years	1982
Gordon R. Sullivan, age 66, General, U.S. Army (Ret.), has been President of the Association of the United States Army since February 1998. From 1995 through 1997, Mr. Sullivan served as President of Coleman Federal, a division of Coleman Research Corporation (a systems engineering company and a subsidiary of Thermo Electron Corporation). From 1991 through 1995, Mr Sullivan served as the 32nd Chief of Staff of the United States Army and as a member of the Joint Chiefs of Staff. Prior thereto, Mr. Sullivan served as Vice Chief of Staff and Deputy Chief of Staff for Operations and Plans of the United States Army. Mr. Sullivan is currently a director of Shell Oil Company (a petroleum company) and Electronic Warfare Associates, Inc. (an information technology company) and the Institute for Defense Analyses (an institute providing analysis on national security issues)
1999

Director
Name and Background	Since

Class III Directors Continuing in Office—Term Expiring in 2005
Alton F. Doody, age 69, has been President and Chief Executive Officer of The Alton F. Doody Co. (a marketing consulting company) since 1984. Dr Doody was co-founder of Management Horizons, Inc., now a division of PriceWaterhouseCoopers. For 12 years, Dr. Doody served as a Professor of Marketing and Business Strategy at The Ohio State University	1976
William D. Marohn, age 63, retired in December 1998 as Vice Chairman of the Board of Whirlpool Corporation (a manufacturer and marketer of major home appliances), a post he held since February 1997. From October 1992 through January 1997, Mr. Marohn served as the President and Chief Operating Officer of Whirlpool Corporation. From January through October 1992, he was President of Whirlpool Europe, B.V. From April 1989 through December 1991, Mr. Marohn served as Executive Vice President of Whirlpool’s North American Operations and from 1987 through March 1989 he was President of Whirlpool’s Kenmore Appliance Group. Prior to retirement, Mr. Marohn had been associated with Whirlpool since 1964. Mr. Marohn is also a director at Hanson Cold Storage (a provider of flexible refrigerated logistics solutions)
1999
Raymond G. Viault, age 59, has been Vice Chairman of General Mills, Inc. (a manufacturer and marketer of consumer food products) since 1996. From 1990 to 1996, Mr. Viault was President of Kraft Jacobs Suchard in Zurich, Switzerland. Mr. Viault was with Kraft General Foods for a total of 20 years, serving in a variety of major marketing and general management positions. Mr. Viault is also a director of VF Corp. (an apparel company) and Cereal Partners Worldwide (a General Mills joint venture)	2002

Director
Name and Background	Since

Class I Directors Continuing in Office—Term Expiring in 2006
Thomas E. Clarke, age 52, has been President of New Business Ventures of Nike, Inc. (a designer, developer and marketer of footwear, apparel, equipment and accessory products) since June 2001. Dr. Clarke joined Nike, Inc. in 1980. He was appointed divisional vice president in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 2000. Dr. Clarke previously held various positions with Nike, Inc., primarily in research, design, development and marketing. Dr. Clarke is also a director of Nike, Inc.	2003
Joseph Galli, Jr., age 45, has been President and Chief Executive Officer of the Company since January 2001. Prior thereto, Mr. Galli was President and Chief Executive Officer of VerticalNet, Inc. (an internet business-to-business company) from June 2000 until January 2001. From June 1999 until June 2000, he was President and Chief Operating Officer of Amazon.com (an internet business-to-consumer company). From 1980 until June 1999, Mr. Galli held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as President of Black and Decker’s Worldwide Power Tools and Accessories Group. Mr. Galli received a B.S. in Business Administration from the University of North Carolina and an M.B.A. from Loyola College, Baltimore, Maryland
2001
Elizabeth Cuthbert Millett, age 47, has been the owner and operator of Plum Creek Ranch, located in Newcastle, Wyoming (a commercial cattle production company) for more than five years	1995
William P. Sovey, age 70, has been Chairman of the Board of the Company since January 2001 and previously held that position from January 1998 to October 2000. He was Vice Chairman and Chief Executive Officer of the Company from May 1992 through December 1997 and again from November 2000 to January 2001. Mr. Sovey was President and Chief Operating Officer of the Company from January 1986 through May 1992. He was President and Chief Operating Officer of AMF Inc. (an industrial and consumer leisure products company) from March 1982 through July 1985, and Executive Vice President from August 1979 through March 1982. He is also a director of TECO Energy Inc. (an electric utility holding company) and Actuant Corp. (an industrial consumer products company)
1986

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

General

      The primary responsibility of the Board of Directors is to oversee the affairs of the Company for the benefit of the Company’s stockholders. To assist it in fulfilling its duties, the Board of Directors has delegated certain authority to the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/ Governance Committee. The duties and responsibilities of these standing committees are described below under “Information Regarding Board of Directors and Committees— Committees.”

      In February 2004, the Board of Directors adopted revisions to the “Newell Rubbermaid Inc. Corporate Governance Guidelines.” The purpose of these guidelines is to ensure that the Company’s corporate governance practices enhance the Board’s ability to discharge its duties on behalf of the Company’s stockholders. The Corporate Governance Guidelines, which are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com, include:

•	a requirement that a majority of the Board will be “independent directors,” as defined under the applicable rules of The New York Stock Exchange, Inc. (“NYSE”) and any standards adopted by the Board of Directors from time to time;

•	a requirement that all members of the Audit Committee, the Organizational Development & Compensation Committee and the Nominating/ Governance Committee will be “independent directors” as defined under the applicable rules of the NYSE and any standards adopted by the Board of Directors from time to time;

•	mandatory director retirement at the annual meeting immediately following the attainment of age 73;

•	regular executive sessions of non-management directors outside the presence of management at least four times a year, provided that if the non-management directors include one or more directors who are not “independent directors” under the applicable NYSE rules, the independent directors also will meet, outside the presence of management in executive session, at least once a year;

•	annual review of the Board’s performance;

•	regular review of management succession planning and annual performance reviews of the Chief Executive Officer; and

•	the authority of the Board to engage independent legal, financial, accounting and other advisors as it believes necessary or appropriate to assist it in the fulfillment of its responsibilities, without consulting with, or obtaining the advance approval of, any Company officer.

Director Independence

      Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2004. During this review, the Board of Directors considered whether or not each director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable NYSE rules.

      As a result of this review, the Board of Directors affirmatively determined that all of the Company’s current directors are “independent” of the Company and its management within the meaning of the applicable NYSE rules and under the standards set forth in the Corporate Governance Guidelines, with the exception of Mr. Galli. Mr. Galli is considered an inside director because of his employment as the President and Chief Executive Officer of the Company.

Meetings

      The Company’s Board of Directors held twelve meetings during 2003. All directors attended the 2003 annual meeting of stockholders and at least 75% of the Board meetings and meetings of Board committees on which they served. Under the Company’s Corporate Governance Guidelines, each director is expected to attend the annual meeting of the Company’s stockholders.

      The Company’s non-management directors held four meetings during 2003 separately in executive session without any members of management present. The Company’s Corporate Governance Guidelines provide that the presiding director at each such session is the Chairman of the Board or lead director, or in his or her absence, the person the Chairman of the Board or lead director so appoints. The Chairman of the Board currently presides over executive sessions of the non-management directors.

Committees

      The Board of Directors has an Audit Committee, an Organizational Development & Compensation Committee and a Nominating/ Governance Committee.

      Audit Committee. The Audit Committee, whose chairperson is Dr. Cowen and whose other current members are Dr. Doody, Mr. Newell, Mr. Sullivan and Mr. Viault, met eight times during 2003. The Board of Directors affirmatively determined that each member of the Audit Committee is an “independent director” within the meaning of the applicable U.S. Securities and Exchange Commission (“SEC”) regulations, the applicable NYSE rules and the Company’s Corporate Governance Guidelines. Further, the Board of Directors affirmatively determined that each of Dr. Cowen, the chairperson of the Audit Committee, and Mr. Viault is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations.

      The Audit Committee assists the Board of Directors in fulfilling its fiduciary obligations to oversee:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent auditors; and

•	the performance of the Company’s internal audit function and independent auditors.

      In addition, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors;

•	has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters; and

•	has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.

      A full description of the duties of the Audit Committee is set forth in the Audit Committee charter, which was approved by the Board of Directors on February 10, 2003. The Audit Committee charter is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

      Organizational Development & Compensation Committee. The Organizational Development & Compensation Committee, whose chairperson is Mr. Marohn and whose other current members are Dr. Clarke, Ms. Millett, Mr. Sovey and Mr. Sullivan, met six times during 2003. The Board of Directors affirmatively determined that each member of the Organizational Development & Compensation Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

      The Organizational Development & Compensation Committee is principally responsible for:

•	reviewing the Company’s executive compensation programs to ensure the attraction, retention and appropriate reward of executive officers, to motivate their performance in the achievement of the Company’s business objectives, and to align the interest of the executive officers with the long-term interests of the Company’s shareholders;

•	reviewing and recommending to the Board of Directors base salary amounts for the Chief Executive Officer and his direct reports, annual incentive programs and payout of such plans for the Chief Executive Officer and key executives, individual stock option and restricted stock grants, as well as all policies related to the issuance of options and restricted stock within the Company, and annual performance objectives of the Chief Executive Officer/ Company;

•	reviewing and reporting to the Board of Directors progress on the Company’s organizational development activities, including succession planning and training of all management levels; and

•	conducting an annual review and making recommendations to the Board of Directors on director compensation.

      The Organizational Development & Compensation Committee acts under a written charter that was approved by the Board of Directors on August 12, 2002. The Organizational Development & Compensation Committee charter is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

      Nominating/ Governance Committee. The Nominating/ Governance Committee, whose chairperson is Dr. Montgomery and whose other current members are Dr. Clarke, Mr. Marohn, Ms. Millett and Mr. Sovey, met seven times during 2003. The Board of Directors affirmatively determined that each member of the Nominating/ Governance Committee is an “independent director” within the meaning of the applicable NYSE rules and the Company’s Corporate Governance Guidelines.

      The Nominating/ Governance Committee is principally responsible for:

•	identifying and recommending to the Board of Directors candidates for nomination or appointment as directors;

•	reviewing and recommending to the Board of Directors appointments to Board committees;

•	developing and recommending to the Board of Directors corporate governance guidelines for the Company and any changes to those guidelines;

•	reviewing, from time to time, the Company’s Code of Business Conduct and Ethics and certain other policies and programs intended to promote compliance by the Company with its legal and ethical obligations, and recommending to the Board of Directors any changes to the Company’s Code of Business Conduct and Ethics and such policies and programs; and

•	overseeing the Board of Directors’ annual evaluation of its own performance.

      The Nominating/ Governance Committee acts under a written charter that was approved by the Board of Directors on February 10, 2003. The Nominating/ Governance Committee charter is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

Director Nomination Process

      The Nominating/ Governance Committee is responsible for identifying and recommending to the Board of Directors candidates for directorships The Nominating/ Governance Committee considers candidates for Board membership who are suggested by members of the Nominating/ Governance Committee, other Board members, members of management and individual stockholders. Once the Nominating/ Governance Committee has identified prospective nominees for director, the Board is responsible for selecting such candidates. The Board seeks to identify as candidates for director persons from various backgrounds and with a variety of life experiences, a reputation for integrity and good business judgment and experience in highly responsible positions in professions or industries relevant to the conduct of the Company’s business. In selecting new directors, the Board takes into account the current composition of the Board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The Board considers candidates for director who are free of conflicts of interest or relationships that may interfere with the performance of their duties. From time to time, the Company has engaged the services of Christian & Timbers, a global executive search firm, to assist the Nominating/ Governance Committee and the Board of Directors in identifying and evaluating potential director candidates.

      A stockholder who wishes to recommend a director candidate for consideration by the Nominating/ Governance Committee should submit such recommendation in writing to the Nominating/ Governance Committee at the address set forth below under “Communications with the Board of Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as a director. Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria outlined above.

Communications with the Board of Directors

      Effective February 11, 2004, the independent members of the Board of Directors unanimously approved the Company’s “Procedures for the Processing and Review of Stockholder Communications to the Board of Directors,” which provide for the processing, review and disposition of all communications sent by stockholders or other interested persons to the Board of Directors. Stockholders and other interested persons may communicate with the Company’s Board of Directors or any member or committee of the Board of Directors by writing to them at the following address:

Newell Rubbermaid Inc.
Attention: [Board of Directors]/[Board Member]
c/o Corporate Secretary
Newell Rubbermaid Inc.
10 B Glenlake Parkway, Suite 600
Atlanta, Georgia 30328

      Communications directed to the independent or non-management directors should be sent to the attention of the Chairman of the Board or the chairperson of the Nominating/ Governance Committee, c/o Corporate Secretary, at the address indicated above.

      Any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Ethics for Senior Financial Officers should be sent to the attention of the General Counsel at the address indicated above or may be submitted in a sealed envelope addressed to the chairperson of the Audit Committee c/o General Counsel, at the same address, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Such accounting complaints will be processed in accordance with procedures adopted by the Audit Committee. Further information on reporting allegations relating to accounting matters is available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com.

Code of Ethics

      On November 5, 2003, the Board of Directors adopted a “Code of Ethics for Senior Financial Officers,” which is applicable to the Company’s senior financial officers, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Company also has a separate “Code of Business Conduct and Ethics” that is applicable to all Company employees, including each of the Company’s directors and officers. Both the “Code of Ethics for Senior Financial Officers” and the “Code of Business Conduct and Ethics” are available under the “Corporate Governance” link on the Company’s website at www.newellrubbermaid.com. The Company intends to post amendments to or waivers, if any, from its “Code of Ethics for Senior Financial Officers” (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) or to the “Code of Business Conduct and Ethics” (to the extent applicable to the Company’s directors or executive officers) at the same location on the Company’s website. In addition, a copy of the “Code of Ethics for Senior Financial Officers” and the “Code of Business Conduct and Ethics” may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 10 B Glenlake Parkway, Suite 600, Atlanta, Georgia 30328.

Compensation of Directors

      Directors of the Company who are not also employees of the Company are paid an annual retainer of $50,000 (the Chairman of the Board is paid $300,000), plus a $2,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended, unless such meetings are conducted by telephone, in which case the fee is $500 for each meeting. Committee chairmen receive an additional $1,000 fee for each committee meeting attended in person.

      Under the Newell Rubbermaid Inc. 2003 Stock Plan (the “2003 Plan”), each new non-employee director is eligible to receive a stock option grant of up to a maximum of 20,000 shares on the date he or she is first elected or appointed, and each non-employee director is eligible to receive a stock option grant of up to a maximum of 5,000 shares on the date of each annual meeting of stockholders at which he or she is re-elected or continues as a non-employee director. In addition, each non-employee director is entitled to receive a restricted stock award of up to a maximum of 2,000 shares at each annual meeting of stockholders at which he or she is first elected, is re-elected or continues as a non-employee director. Subject to the limitations of the 2003 Plan, all stock options and restricted stock awards, including the actual number of shares and the applicable restrictions, terms and conditions, are determined by the Board of Directors in its discretion. Under the 2003 Plan, stock options may not vest more rapidly than at a rate of 33 1/3% on each anniversary of the date of grant, and restricted stock is generally subject to a minimum three-year vesting period.

      In 2003, each continuing non-employee director of the Company received a grant of an option to purchase 4,000 shares, while each non-employee director first elected or appointed in 2003 received a grant of an option to purchase 10,000 shares, despite the higher maximum levels permitted under the 2003 Plan. All such options were granted at an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable in five annual installments of 20%, commencing one year from the grant date. In addition, in 2003 each new and continuing non-employee director of the Company received a restricted stock award of 1,000 shares, despite the higher maximum levels permitted under the 2003 Plan, with all restrictions on such shares lapsing on the third anniversary of the date of grant.

EXECUTIVE COMPENSATION

Summary

      The following table shows the compensation of the Company’s Chief Executive Officer and each of the other executive officers named in this section (the “Named Officers”) during 2003 for the fiscal years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

					Long Term
					Compensation
					Awards
		Annual Compensation
					Securities
Name and Principal				Other Annual	Underlying	All Other
Position as of		Salary	Bonus	Compensation	Options	Compensation
December 31, 2003	Year	($)	($)	($)(7)	(#)	($)(8)

Joseph Galli, Jr.	2003	$1,166,673	$234,501	$201,910	0	$8,000
President and Chief	2002	1,000,038	1,068,341	122,676	200,000	8,000
Executive Officer(1)	2001	981,447	1,000,000	450,000	1,000,000	0
James J. Roberts	2003	$618,333	$581,666	—	122,200	$8,000
Group President and	2002	467,500	351,887	—	31,800	0
Chief Operating	2001	337,500	168,750	—	96,000	0
Officer(2)
Robert S. Parker	2003	$515,333	$248,659	—	35,000	$8,000
Group President and	2002	473,333	489,995	—	34,000	8,000
Chief Operating	2001	455,000	448,630	—	28,800	4,500
Officer(3)
J. Patrick Robinson	2003	$391,667	$59,063	—	30,000	$8,000
Vice President—	2002	341,667	365,002	—	24,800	8,000
Controller and Chief	2001	195,577	100,000	—	51,700	0
Financial Officer(4)
William T. Alldredge	2003	$450,000	$67,860	—	0	$8,000
President—	2002	450,000	480,735	—	31,800	8,000
Corporate	2001	444,167	95,540	—	28,100	5,250
Development(5)
David A. Klatt, Jr.	2003	$468,750	—	—	35,000	$5,125
President, New	2002	454,583	$333,982	—	31,100	0
Business Ventures	2001	315,000	328,368	—	81,200	0
Sharpie/Calphalon Group(6)

(1)	Appointed President and Chief Executive Officer effective January 8, 2001.

(2)	Appointed Group President and Chief Operating Officer—Rubbermaid/ Irwin Group effective September 2, 2003. Served as Group President—Irwin from April 1, 2001 to September 2, 2003.

(3)	Appointed Group President and Chief Operating Officer—Sharpie/ Calphalon Group effective September 2, 2003. Served as Group President—Sharpie from August 1998 to September 2, 2003.

(4)	Appointed Vice President—Controller and Chief Financial Officer on June 10, 2003. Served as Controller and Chief Accounting Officer from May 7, 2001 to June 10, 2003.

(5)	Served as President—Corporate Development from January 29, 2001 until his retirement on December 31, 2003. Served as Chief Financial Officer from January 29, 2001 to June 10, 2003.

(6)	Appointed President, New Business Ventures—Sharpie/Calphalon Group effective September 2, 2003. Served as Group President—Rubbermaid from April 1, 2001 to September 2, 2003.

(7)	No Named Officer received other annual compensation in the years indicated that is required to be shown in this column, except that the compensation reported for Mr. Galli in 2003 represents $85,613 for health care reimbursements and $116,297 for use of company transportation, the compensation reported for Mr. Galli in 2002 represents $73,228 for health care reimbursements and $49,448 for use of company transportation, and the compensation reported for Mr. Galli in 2001 represents $450,000 in payment for one-half of the losses incurred from the sale of Mr. Galli’s home.

(8)	The compensation reported represents Company matching contributions made to the Newell 401(k) Plan.

Option Grants in 2003

      The following table sets forth certain information as to options to purchase common stock granted to the Named Officers under the 2003 Plan in 2003, and the potential realizable value of each grant of options, assuming that the market price of the underlying common stock appreciates in value during the ten-year option term at annualized rates of 5% and 10%.

Option Grants In Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees	Price	Expiration
Name	Granted(#)(1)	in 2003	($/Sh)(2)	Date	5%($)	10%($)

Joseph Galli, Jr.	0	0	—	—	0	0
James J. Roberts	37,500	1.32	29.34	05/08/2013	693,468	1,755,947
	84,700	2.98	28.40	06/02/2013	1,555,563	3,901,820
Robert S. Parker	35,000	1.23	29.34	05/08/2013	647,237	1,638,884
J. Patrick Robinson	30,000	1.05	29.34	05/08/2013	554,775	1,404,757
William T. Alldredge	0	0	—	—	0	0
David A. Klatt, Jr.	35,000	1.23	29.34	05/08/2013	647,237	1,638,884

(1)	All options granted in 2003 become exercisable in annual installments of 20%, commencing one year from date of grant, with full vesting occurring on the fifth anniversary date of the date of grant. Vesting may be accelerated as a result of certain changes in control of the Company.

(2)	All options were granted at market value on the date of grant, based on the closing price of the common stock on the NYSE as reported in The Wall Street Journal.

(3)	Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of approximately 63% (5% per year) and approximately 159% (10% per year). Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of the common stock, overall market conditions and the continued employment of the Named Officer. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in 2003

      The table below sets forth certain information for 2003 concerning the exercise of options to purchase shares of common stock granted under the Newell Rubbermaid Inc. Amended and Restated 1993 Stock Option Plan (the “1993 Option Plan”) and the 2003 Plan by each of the Named Officers and the value of unexercised options granted under the 1993 Option Plan and the 2003 Plan held by each of the Named Officers as of December 31, 2003.

Aggregated Option Exercises In Last Fiscal Year And Fiscal

Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares Acquired on	Value	Year-End(#)		Fiscal Year-End($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph Galli, Jr.	0	0	660,000	540,000	0	0
James J. Roberts	0	0	77,820	172,180	0	0
Robert S. Parker	6,000	68,985	127,958	72,273	18,883	0
J. Patrick Robinson	0	0	44,660	61,840	0	0
William T. Alldredge	0	0	81,901	61,480	4,556	0
David A. Klatt, Jr.	0	0	68,160	79,140	0	0

(1)	Represents the difference between $22.785 (the average of the high and low prices of the common stock on the NYSE as reported in The Wall Street Journal on December 31, 2003) and the option exercise price multiplied by the number of shares of common stock covered by the options held.

Pension and Retirement Plans

      The Pension Plan Table set forth below shows total estimated annual benefits payable upon retirement (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below) to persons covered under the Newell Rubbermaid Pension Plan, a non-contributory defined benefit pension plan (the “Pension Plan”), as it applies to salaried and clerical employees, and the Newell Rubbermaid Supplemental Retirement Plan established in 1982 (the “SRP”), including the Named Officers, in specified compensation and years of credited service classifications, assuming employment until age 65 and that Social Security benefits remain at the current level.

Pension Plan Table(1)

	Years of Service

Remuneration	5	10	15	20	30 or more

$200,000	$12,600	$43,400	$74,300	$105,000	$136,000
300,000	28,000	74,300	120,400	166,700	213,000
400,000	43,400	105,000	166,700	228,400	290,200
500,000	58,900	136,000	213,000	290,200	367,100
600,000	74,300	166,700	259,200	351,700	444,200
700,000	89,600	193,600	305,600	413,500	521,400
800,000	105,000	220,300	351,700	475,100	598,400
900,000	120,400	247,500	398,000	536,800	675,600
1,000,000	136,000	274,400	444,200	598,400	752,600
1,100,000	151,300	301,200	490,500	660,200	829,700
1,200,000	166,700	328,100	536,800	721,800	906,900

	Years of Service

Remuneration	5	10	15	20	30 or more

$1,300,000	182,200	354,300	583,000	783,500	983,900
1,400,000	197,600	381,400	629,300	845,100	1,060,900
1,500,000	213,000	408,400	675,600	906,900	1,138,100
1,600,000	228,400	435,400	721,800	968,400	1,215,100
1,700,000	243,800	462,700	768,000	1,030,200	1,292,400
1,800,000	258,500	490,100	811,800	1,089,000	1,366,200
1,900,000	273,500	518,100	856,300	1,148,700	1,441,100
2,000,000	288,800	546,500	901,400	1,209,200	1,516,900
2,100,000	304,600	575,900	947,800	1,271,500	1,595,100
2,200,000	321,000	606,200	995,600	1,335,600	1,675,500
2,300,000	337,900	637,400	1,044,700	1,401,500	1,758,100
2,400,000	355,300	669,500	1,095,100	1,469,100	1,842,900
2,500,000	373,200	702,500	1,146,700	1,538,300	1,929,700
2,600,000	396,400	736,200	1,330,000	1,702,600	2,098,500
2,700,000	417,900	757,400	1,494,700	1,888,500	2,245,100
2,800,000	435,300	779,500	1,695,100	2,019,200	2,547,800
2,900,000	451,000	806,200	1,876,300	2,235,900	2,778,500
3,000,000	469,900	837,400	2,084,700	2,401,800	2,958,100

(1) The Pension Plan Table does not take into account any offset for the SRP cash account, as described below.

      The Pension Plan as it pertains to full-time salaried and clerical employees of the Company and its subsidiaries covers eligible employees who have completed one year of service. A participant is eligible for normal retirement benefits under the Pension Plan if his or her employment terminates at or after age 65. For service years prior to 1982, benefits accrued on a straight life annuity basis, using a formula that takes into account the five highest consecutive years of compensation in the ten years before 1982 and years of service, reduced by a portion of expected primary Social Security payments. For service years from and after 1982 and before 1989, benefits accumulated at the rate of 1.1% of compensation not in excess of $25,000 for each year plus 2.3% of compensation in excess of $25,000. For service years from and after 1989, benefits accumulate at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. No more than 30 years of service is taken into account in determining benefits. Under the Pension Plan, compensation includes regular or straight-time salary or wages (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Account Plan), the first $3,000 in bonuses and 100% of commissions (up to applicable Internal Revenue Code limits). If a participant has completed 15 years of service, upon attainment of age 60, the Pension Plan also provides for an early retirement benefit equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

      As of year end 2003, Mr. Galli had two years and 11 months of credited service, Mr. Parker had 20 years and six months, Mr. Klatt had two years and nine months, Mr. Alldredge had 26 years and nine months, Mr. Roberts had two years and nine months and Mr. Robinson had two years and eight months under the Pension Plan.

      The SRP, which is funded by cost recovery life insurance, covers executive officers and other key executives, including the Named Officers. The SRP benefit adds to retirement benefits under the Pension Plan so that at age 65, a participant receives a maximum aggregate pension equal to 67% of his or her average compensation for the five consecutive years in which it was highest (multiplied by a fraction, the numerator of which is the participant’s years of credited service (not to exceed 25) and the denominator of which is 25), reduced by primary Social Security and the benefit received under the Pension Plan. Compensation includes base salary and bonus (unreduced for amounts deferred pursuant to the Newell 401(k) Plan, Deferred Compensation Plan and the Flexible Benefits Accounts Plan). Both the Pension Plan and the SRP provide a death benefit for surviving spouses and dependent children. The SRP also provides for an early retirement benefit upon attainment of age 60 with 15 years of vesting service under the Pension Plan equal to the age 65 retirement benefit described above, reduced by .5% for each month the benefits commence before age 65.

      Effective January 1, 2004, the Company implemented its Retirement Choice Program to provide retirement benefits that are more competitive with those offered by other businesses and to reduce the overall cost of providing such benefits. The SRP was amended to add a cash account feature whereby certain participants receive a credit to their accounts under the Newell Rubbermaid 2002 Deferred Compensation Plan, generally equal to a one-time credit of the present value of the SRP benefit accrued as of December, 31, 2003, plus future annual credits of 3-6% of compensation, depending on age and service. Participation in the cash account feature of the SRP is as follows: (i) participants with a title of President or above as of December 31, 2003 accrue both a SRP benefit and a cash account benefit, but the SRP benefit is offset by the cash account benefit; (ii) participants who are hired with or promoted to a title of President or above on or after January 1, 2004 participate in both features, with the SRP benefit offset by the cash account, except that the SRP benefit is based on 50% of final average compensation and the cash account accruals equal 3-6% of the excess of compensation over the lesser of compensation recognized under the Pension Plan or the IRS compensation limit for qualified plans; (iii) participants with a title of Vice President as of December 31, 2003 could make a one-time election to participate in either the SRP benefit or the cash account feature; and (iv) participants with a title of Vice President who first become eligible for the SRP on or after January 1, 2004 participate in only the cash account feature, at the same formula as participants who attain President status on or after January 1, 2004.

      A participant becomes vested in the SRP benefit upon termination of employment on or after age 60, involuntary termination with 15 years of credited service or death during employment. A participant becomes vested in the cash account benefit at a rate of 10% after six years of credited service, and 10% after each additional year, with full vesting after 15 years, and vesting is accelerated upon death, disability or attainment of age 60 during employment. Other than the vesting provisions, the SRP cash account feature generally is subject to the same terms and conditions as employee deferrals under the 2002 Deferred Compensation Plan.

      As of year end 2003, Mr. Galli had 10 years and 11 months of credited service, Mr. Parker had 11 years and 10 months, Mr. Klatt had two years and nine months, Mr. Alldredge had 26 years and nine months, Mr. Roberts had two years and nine months and Mr. Robinson had two years and eight months under the SRP.

Employment Security and Other Agreements

      The Company has Employment Security Agreements with Mr. Galli, Mr. Parker, Mr. Roberts, Mr. Robinson and certain other executive officers (collectively, the “Covered Officers”). The agreements provide for the continuation of salary, bonus and certain employee benefits for a severance period of 24 months (but not beyond age 65) following the termination of employment of the Covered Officer within 12 months (but prior to age 65) after a “change in control” of the Company that occurs without the prior approval of the Company’s Board of Directors. In the event of such termination of employment, the Covered Officer will continue to receive his base salary and bonus (based upon his average bonus for the three full fiscal years preceding the change in control) during the severance period. The Covered Officer also will receive all benefits accrued under the incentive and retirement plans of the Company to the date of termination of employment and will be given service credit for all purposes of these plans during the severance period. All options held by the Covered Officer with respect to common stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 90 days thereafter.

      During the severance period, the Covered Officer and his spouse will continue to be covered by all welfare plans of the Company, and the Company will continue to reimburse the Covered Officer for automobile expenses. However, the amount of any benefits or reimbursement the Covered Officer or his spouse receives will be reduced by the amounts received from another employer or from any other source. If the Covered Officer dies during the severance period, all amounts payable during the remainder of the severance period shall be paid to his surviving spouse, and his spouse will continue to be covered under all applicable welfare plans. No amounts are payable if the employment of the Covered Officer is terminated by the Company for good cause (as defined in the agreements) or if the Covered Officer voluntarily terminates his employment without good reason (as defined in the agreements).

EQUITY COMPENSATION PLAN INFORMATION

      The following table summarizes information, as of December 31, 2003, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	11,081,432	$29.29	12,198,300
Equity compensation plans not approved by security holders	—	—	—

Total	11,081,432	$29.29	12,198,300

(1)	The number shown in column (a) is the number of shares that may be issued upon exercise of outstanding options under the stockholder-approved 2003 Plan and 1993 Option Plan. In addition, as of December 31, 2003, there were 758,004 shares of common stock that may be issued upon exercise of outstanding stock options under Rubbermaid Incorporated plans with a weighted-average exercise price of $33.92.

(2)	The number shown in column (c) is the number of shares that may be issued upon exercise of options and other equity awards granted in the future under the 2003 Plan.

ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      The Organizational Development & Compensation Committee of the Board of Directors has furnished the following report on executive compensation to the stockholders of the Company.

      Compensation Procedures and Policies. The Organizational Development & Compensation Committee determines and makes recommendations to the Board of Directors concerning the compensation of all of the executive officers of the Company, including the Named Officers. The full Board of Directors reviews and approves all decisions of the Organizational Development & Compensation Committee relating to compensation of the Company’s executive officers.

      The Company’s executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company’s success in meeting specified profit and growth and performance goals and to appreciation in the Company’s stock price. The Company’s compensation objectives include:

•	attracting and retaining the best possible executive talent;

•	motivating executive officers to achieve the Company’s performance objectives;

•	rewarding individual performance and contributions; and

•	linking executive and stockholder interests through equity based plans.

      The Company’s executive compensation consists of four key components:

•	base salary;

•	annual incentive compensation;

•	stock options and other equity-based awards; and

•	supplemental retirement benefits.

Each component is intended to complement the others and, taken together, to achieve the Company’s compensation objectives. The Organizational Development & Compensation Committee’s policies with respect to these components, including the bases for the compensation awarded to the Company’s Chief Executive Officer in 2003, are discussed below.

      Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. The Company’s grants of stock options under its stock option plans qualify as performance-based compensation. The Organizational Development & Compensation Committee considered the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy and objectives. The Company paid an amount of non-deductible executive compensation in 2003 that was not material to the Company. Amounts paid under the Newell Rubbermaid Inc. Management Cash Bonus Plan (the “Bonus Plan”) and stock options and other performance-based awards granted under the 2003 Plan will be fully deductible “performance-based compensation.”

      Base Salary. In the early part of each fiscal year, the Organizational Development & Compensation Committee reviews and recommends to the Board the base salaries of the Company’s Chief Executive Officer and all executive officers that report to the CEO. The Organizational Development & Compensation Committee reviews national survey data available regarding salaries of those persons holding comparable positions at comparably sized consumer goods companies. The Organizational Development & Compensation Committee establishes the base salary of each of the executive officers based upon such survey data, an evaluation of the individual performance of the executive officer, including satisfaction of the officer’s annual objectives, and, in the case of executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The base salaries paid in 2003 to each of the Named

Officers are shown in the “Salary” column of the Summary Compensation Table. Mr. Galli was paid a base salary of $1,166,673 in 2003.

      Annual Incentive Compensation. The Company’s group presidents and other management level employees, including the Named Officers, are eligible to participate in the Company’s Bonus Plan. In 2003, payments to participants were based on a combination of sales growth, operating income, cash flow and earnings per share. The bonus amount payable is a percentage of salary based upon a participant’s participation category and the level of attainment of the applicable performance goals. Performance below the target levels will result in lower or no bonus payments, and performance above the target levels will result in higher bonus payments. For 2003, each of Mr. Galli, Mr. Parker, Mr. Alldredge, Mr. Roberts and Mr. Robinson was awarded a bonus under the above-described corporate bonus plan, as shown above in the “Bonus” column of the Summary Compensation Table. Mr. Galli received a bonus of $234,501 for 2003.

      Stock Options and Other Equity-Based Awards. In 2003, the Company’s executive officers, including the Named Officers, were eligible to participate in the 2003 Plan. Under the 2003 Plan, the Organizational Development & Compensation Committee recommended and the Board of Directors of the Company approved the grant of stock options to purchase common stock of the Company at fair market value of the common stock at the date of grant. Options granted under the 2003 Plan become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a maximum term of ten years. The Organizational Development & Compensation Committee will consider recommending that the Board of Directors approve a grant of options or other equity award to an executive officer based upon an evaluation of the individual performance of the executive officer, including satisfaction of the officer’s annual objectives. The Organizational Development & Compensation Committee will also consider recommending that the Board of Directors approve an individual option grant or other equity award under certain additional circumstances, such as a promotion.

      Grants of stock options made in 2003 to the Named Officers are shown in the “Securities Underlying Options” column of the Summary Compensation Table. Under his employment terms, Mr. Galli is entitled to receive an annual grant of options to purchase 100,000 shares of common stock at an exercise price equal to the market value of the common stock on the date of grant in each year from 2002 to 2006. Because no awards could be made under the 1993 Option Plan after December 31, 2002, the Company made the annual option grant for 2003 to Mr. Galli on December 31, 2002. On December 31, 2002, Mr. Galli received a grant of options to purchase 100,000 shares of common stock at an exercise price of $30.33.

      This report is submitted on behalf of the Organizational Development & Compensation Committee:

William D. Marohn, Chairman
Thomas E. Clarke
Elizabeth Cuthbert Millett
William P. Sovey
Gordon R. Sullivan

ORGANIZATIONAL DEVELOPMENT & COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Organizational Development & Compensation Committee are Mr. Marohn (Chairman), Dr. Clarke, Ms. Millett, Mr. Sovey and Mr. Sullivan. Mr. Sovey is a former officer of the Company.

CERTAIN BENEFICIAL OWNERS

      The only persons or groups which are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock are:

	Amount and Nature of	Percent of Class
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

T. Rowe Price Associates, Inc.	17,458,453	6.3%(1)
100 E. Pratt Street Baltimore, Maryland 21202
Massachusetts Financial Services Company	15,998,485	5.8%(2)
500 Boylston Street Boston, Massachusetts 02116

(1)	As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004 by T. Rowe Price Associates, Inc. According to the filing, T. Rowe Price Associates, Inc. has sole voting power over 3,435,832 of such shares and shared dispositive power over 17,455,653 of such shares. These securities are owned by various individual and institutional investors, to which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 by Massachusetts Financial Services Company. According to the filing, Massachusetts Financial Services Company has sole voting power over 15,092,455 of such shares and shared dispositive power over all 15,998,485 of such shares.

      The following table sets forth information as to the beneficial ownership of shares of common stock of each director, including each nominee for director, and each Named Officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Common Stock Beneficially Owned on March 11, 2004

Percent of Class
Name of Beneficial Owner	Number of Shares		Outstanding

Thomas E. Clarke	5,000(1)		*
Scott S. Cowen	17,269(1	)(2)	*
Alton F. Doody	74,850(1)		*
Joseph Galli, Jr.	768,056(1	)(3)(6)	*
William D. Marohn	22,832(1)		*
Elizabeth Cuthbert Millett	1,569,584(1	)(4)	*
Cynthia A. Montgomery	15,700(1)		*
Allan P. Newell	1,964,524(1	)(5)	*
William P. Sovey	442,139(1	)(6)	*
Gordon R. Sullivan	14,693(1)		*
Raymond G. Viault	9,300(1)		*
James J. Roberts	107,820(1	)(3)	*
Robert S. Parker	181,706(1	)(3)(6)	*
J. Patrick Robinson	70,497(1	)(3)(6)	*
William T. Alldredge	299,642(1	)(7)	*
David A. Klatt, Jr.	69,160(1)		*
All directors and executive officers as a group	5,419,137(1)		2.0%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Includes shares issuable pursuant to stock options currently exercisable or exercisable within 60 days of March 11, 2004 as follows: Dr. Clarke, 2,000 shares; Dr. Cowen, 11,600 shares; Dr. Doody, 14,600 shares; Mr. Galli, 660,000 shares; Mr. Marohn, 11,600 shares; Ms. Millett, 15,600 shares; Dr. Montgomery, 14,600 shares; Mr. Newell, 14,600 shares; Mr. Sovey, 100,200 shares; Mr. Sullivan, 11,600 shares; Mr. Viault, 4,800 shares; Mr. Roberts, 77,820 shares; Mr. Parker, 127,958 shares; Mr. Robinson 44,660 shares; Mr. Alldredge, 103,241 shares; Mr. Klatt, 68,160 shares; and all directors and executive officers as a group, 1,245,275 shares.

(2)	Includes 1,220 shares owned by his wife.

(3)	Includes shares of restricted stock granted pursuant to the 2003 Plan as follows: Dr. Clarke, 1,000 shares; Dr. Cowen, 1,000 shares; Dr. Doody, 1,000 shares; Mr. Galli, 50,000 shares; Mr. Marohn, 1,000 shares; Ms. Millett, 1,000 shares; Dr. Montgomery, 1,000 shares; Mr. Newell, 1,000 shares; Mr. Sovey, 1,000 shares; Mr. Sullivan, 1,000 shares; Mr. Viault, 1,000 shares; Mr. Parker, 25,000 shares; Mr. Roberts, 30,000 shares; Mr. Robinson, 25,000 shares; and all directors and executive officers as a group, 155,000 shares. All restrictions on such shares lapse on the third anniversary of the date of grant.

(4)	Includes 53,848 shares owned by her as custodian for her two children, 10,955 shares held by her husband in street name, 2,020 shares held jointly with her husband, 141,041 shares held by direct ownership, 283,440 shares held as co-trustee and 1,064,700 shares over which Ms. Millett has voting power by proxy.

(5)	Includes 2,144 shares owned by his wife, with respect to which Mr. Newell disclaims beneficial ownership.

(6)	Includes shares held by the Newell 401(k) Plan over which each of the following persons has voting and investment power: Mr. Alldredge, 1,687; Mr. Galli, 956 shares; Mr. Sovey, 8,227 shares; Mr. Parker, 5,094 shares; and Mr. Robinson 837 shares; and all directors and executive officers as a group, 20,484 shares.

(7)	Includes 50,764 shares owned by his wife.

COMMON STOCK PRICE PERFORMANCE GRAPH

      The following common stock price performance graph compares the yearly change in the Company’s cumulative total stockholder returns on its common stock during the years 1999 through 2003, with the cumulative total return of the Standard & Poor’s 500 Index, the Dow Jones Consumer, Non-Cyclical Industry Group Index and the Dow Jones Household Products Industry Group Index, assuming the investment of $100 on December 31, 1998 and the reinvestment of dividends (rounded to the nearest dollar).

	December 31,

	1998	1999	2000	2001	2002	2003

Newell Rubbermaid	$100	$72	$58	$73	$82	$64
DJ Consumer, Non Cyclical	100	101	90	93	89	108
DJ Household Products	100	116	98	100	105	126
S&P 500 Index	100	121	110	97	76	97

      We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors has furnished the following report to stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

      The Audit Committee, which is appointed annually by the Board of Directors, currently consists of five directors, all of whom are “independent directors” and meet the other qualification requirements under the applicable rules of the New York Stock Exchange. The Audit Committee acts under a written charter which was most recently approved by the Board of Directors on February 10, 2003. The Audit Committee is not responsible for the planning or conduct of the audits or the determination that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles.

      In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company states that:

•	The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2003.

•	The Audit Committee reviewed and discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented (“Communications with Audit Committees”).

•	The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as currently in effect, and has discussed with Ernst & Young LLP the independent accountant’s independence from the Company.

      Based upon the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

      This report is submitted on behalf of the members of the Audit Committee:

Scott S. Cowen (Chairman)
Alton F. Doody
Allan P. Newell
Gordon R. Sullivan
Raymond G. Viault

PROPOSAL 2—APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Public Accountants

      The Audit Committee has appointed Ernst & Young LLP as independent accountants to audit the consolidated financial statements of the Company for the year 2004. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to answer appropriate questions and, if they so desire, to make a statement. If the stockholders should fail to ratify the appointment of the independent accountants, the Audit Committee would reconsider the appointment.

      The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the year 2004.

      As recommended by the Company’s Audit Committee, the Company’s Board of Directors on March 25, 2002 decided to dismiss Arthur Andersen LLP as the Company’s independent public accountants and to engage Ernst & Young LLP to serve as the Company’s independent public accountants for 2002.

      Arthur Andersen LLP’s reports on the Company’s consolidated financial statements for each of the fiscal years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the Company’s fiscal years ended 2001 and 2000 and during the subsequent interim period through March 25, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles and practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements for such years. During the Company’s fiscal years ended 2001 and 2000 and through March 25, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the Company’s fiscal years ended 2001 and 2000 and through March 25, 2002, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Fees of Independent Public Accountants for 2003 and 2002

	Amount of Fees	Amount of Fees	Amount of Fees
	Billed by Ernst &	Billed by Ernst &	Billed by Arthur
	Young LLP in	Young LLP in	Andersen LLP in
	Fiscal Year 2003	Fiscal Year 2002	Fiscal Year 2002
Description of Fees	(In millions)	(In millions)	(In millions)

Audit Fees(1)	$5.2	$4.0	$0.1
Audit-Related Fees(2)	1.1	1.8	0.3
Tax Fees(3)	2.2	0.9	0.4
All Other Fees(4)	0.0	0.0	0.0

(1)	Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal year, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally and for other services that only an independent accountant can reasonably provide.

(2)	Includes fees for professional services rendered related to audits of employee benefit plans, accounting consultations and performance of due diligence on acquisitions and divestitures.

(3)	Includes fees for tax services, including tax compliance, tax advice and tax planning.

(4)	Includes the aggregate fees for products and services other than those reported above.

Pre-Approval Policies and Procedures of the Audit Committee

      On February 10, 2004, the Audit Committee adopted the Policy for Pre-Approval of Audit and Non-Audit Services Provided by External Audit Firm. The Policy sets forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent auditor responsible for auditing the Company’s consolidated financial statements or any separate financial statements that will be filed with the Securities and Exchange Commission.

      This Policy provides that the Audit Committee may either pre-approve proposed audit and non-audit services provided by the Company’s independent auditor on a categorical basis (established following consideration of a reasonably detailed description of the proposed services) or on a case-by-case basis. Non-audit services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor, including, among other things, due diligence services pertaining to potential business acquisitions and dispositions, certain consultations concerning financial accounting and reporting standards, financial statement audits of employee benefit plans, SAS 70 reports and closing balance sheet audits pertaining to Company dispositions. In determining whether to pre-approve a service, the Policy requires the Audit Committee to consider whether the particular service is sufficiently described so that the Audit Committee can make a well-reasoned assessment of the impact of the service on the auditor’s independence and so that the pre-approval does not result in a delegation to management of the Audit Committee’s responsibility. Additionally, the Audit Committee must consider whether the provision of each service (a) places the independent auditor in the position of auditing its own work, (b) results in the independent auditor acting as management or an employee of the Company or (c) places the independent auditor in a position of being an advocate for the Company. Pursuant to the Policy, the Company may not under any circumstances engage the independent auditor to provide any service that is prohibited by applicable law.

      For the fiscal year ended December 31, 2003, no Audit-Related Fees, Tax Fees or Other Fees disclosed above were approved in reliance on the exceptions to pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

      The Audit Committee of the Company’s Board of Directors has considered whether the provision of non-audit services by Ernst & Young LLP for the fiscal year ended December 31, 2003 is compatible with maintaining such auditor’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

      Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2003, except that Mr. Parker filed a late Form 4 with respect to two transactions involving the sale of common stock.

STOCKHOLDER PROPOSALS AND DIRECTOR

NOMINATIONS FOR 2005 ANNUAL MEETING

      To be considered for inclusion in next year’s proxy materials, stockholder proposals to be presented at the Company’s 2005 annual meeting must be in writing and be received by the Company no later than November 26, 2004. At the 2005 annual meeting, the Company’s management will be able to vote proxies in its discretion on any proposal not included in the Company’s proxy statement for such meeting if the Company does not receive notice of the proposal before the close of business on February 9, 2005.

      Any stockholder wishing to nominate a candidate for election as a director at the Company’s 2005 annual meeting must notify the Company in writing no later than February 11, 2005. Such notice must include appropriate biographical information and otherwise comply with the requirements of the Company’s restated certificate of incorporation relating to stockholder nominations of directors.

      Notices of intention to present proposals and director nominations at the 2005 annual meeting or requests in connection therewith should be addressed to Newell Rubbermaid Inc., 10 B Glenlake Parkway, Suite 600, Atlanta, Georgia 30328, Attention: Corporate Secretary.

FINANCIAL STATEMENTS AND RELATED INFORMATION

      The Company’s audited financial statements, together with Management’s Discussion and Analysis of Results of Operations and Financial Condition and other related information, are attached as Appendix A to this proxy statement.

      A copy of the Company’s 2003 annual report on Form 10-K, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Corporate Secretary of the Company at 10 B Glenlake Parkway, Suite 600, Atlanta, Georgia 30328. A copy of the Company’s Form 10-K and other periodic filings also may be obtained under the “SEC Filings” link on the Company’s website at www.newellrubbermaid.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

OTHER BUSINESS

      The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the notice of annual meeting. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting, each person named in the accompanying proxy intends to vote the proxy in accordance with his judgment on such matters.

By Order of the Board of Directors,

Dale L. Matschullat
Vice President—General Counsel &
Corporate Secretary

March 26, 2004

Appendix A

NEWELL RUBBERMAID INC.

Audited Financial Statements and Related Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read in conjunction with the accompanying Consolidated Financial Statements. It includes the following sections:

•	Executive Overview

•	Consolidated Results of Operations

•	Business Segment Operating Results

•	Liquidity and Capital Resources

•	Minimum Pension Liability

•	Contractual Obligation, Commitments and Off-Balance Sheet Arrangements

•	Critical Accounting Policies

•	Recent Accounting Pronouncements

•	International Operations

•	Forward Looking Statements

Executive Overview

      Newell Rubbermaid is a global manufacturer and marketer of branded consumer products and their commercial extensions, serving a wide array of retail channels including department stores, discount stores, warehouse clubs, home centers, hardware stores, commercial distributors, office superstores, contract stationers, automotive stores, and pet superstores. The Company markets a multi-product offering of consumer products backed by an obsession with customer service and new product development. The Company conducts businesses in five operating segments as follows:

Segment	Description of Products

Cleaning & Organization	Indoor/outdoor organization, storage, food storage, cleaning, refuse
Office Products	Ballpoint/roller ball pens, markers, highlighters, pencils, office products, art supplies
Home Fashions	Drapery houseware, window treatments, frames
Tools & Hardware	Hand tools, power tool accessories, manual paint applicators, cabinet hardware, propane torches
Other	Operating segments that do not meet aggregation criteria, including aluminum and stainless steel cookware, glassware, hair care accessory products, infant and juvenile products, including toys, high chairs, car seats, strollers, outdoor play equipment

2003 Overview:

      In 2003, the Company increased sales by $296.1 million, primarily as a result of its acquisition of American Saw & Mfg. Company (“Lenox”), as discussed more fully below. While the Company saw sales growth in many of its high margin businesses, including Sharpie permanent markers and Irwin hand tools and power tool accessories, the Company experienced significant pricing pressure in some of its low-end product lines, primarily low-end cookware and picture frames businesses. As a result of these pressures, the Company began to rationalize these product lines, identifying approximately $300 million in annual sales that would not yield the Company’s targeted returns. By the end of 2003, the Company exited approximately $50 million in sales of these low-margin product lines. This rationalization process will continue in 2004.

      Gross margin decreased 0.9 points to 26.7% in 2003, primarily related to unfavorable pricing of 1.9%, partially offset by net productivity gains. Gross margin was also adversely affected by increases in raw material costs, particularly in resin, which resulted in approximately $75 million in increased costs in 2003 compared to 2002. Resin prices are expected to increase further in the first quarter of 2004.

      Cash flow from operations was $773.2 million for the year ended December 31, 2003, compared to $868.9 million in the prior year. The decrease in cash provided from operating activities was due primarily to a decrease in earnings before non-cash charges of $29.0 million and a net decrease in accrued liabilities and other assets, partially offset by decreases in inventory and accounts receivable which netted to a use of $74.2 million. The Company has decreased inventory as a percentage of sales to 13.8% in 2003 from 16.0% in 2002. The decrease in inventory provided the Company with $179.4 million in operating cash flow in 2003. See sources and uses below for further discussion.

      Despite the challenges experienced in 2003, the Company continued to make progress in executing its strategy. The following section highlights that progress:

Acquisition Integration

      Effective January 1, 2003, the Company acquired Lenox, a leading manufacturer of power tool accessories and hand tools marketed under the Lenox brand, for approximately $450 million paid for through the issuance of commercial paper, plus transaction costs of $5.8 million. Additionally, the Company completed its integration of American Tool Companies, Inc. (“Irwin”), which was acquired in April of 2002.

      The acquisitions of Lenox and Irwin marked a significant expansion and enhancement of the Company’s product lines and customer base, launching it squarely into the estimated $10 billion-plus global markets for hand tools and power tool accessories.

Divestitures

      The Company consistently reviews its businesses and product offerings and assesses their strategic fit. The Company has identified several businesses that it believes do not fit the Company’s long-term strategic objectives. The consolidated sales of all these businesses that the Company has determined are non-strategic were approximately $875 million in 2003.

      In 2003, the Company began marketing several of these businesses for potential sale, successfully divesting several businesses in 2003. These businesses included the Cosmolab business, German picture frame business, and some smaller business units. Refer to Footnote 2 of the Consolidated Financial Statements for additional details. In addition, the Company recorded impairment charges for several other businesses where various strategic alternatives were being considered (See Footnote 14 of the Consolidated Financial Statements for additional details).

      In February 2004, the Company finalized the sale of Panex, a Brazilian cookware business and the remainder of its European picture frames business. As a result of these sales, the Company recorded a loss of approximately $78 million in the first quarter of 2004. Refer to Footnote 18 of the Consolidated Financial Statements for additional details on these transactions.

      On March 14, 2004, the Company entered into a definitive agreement to sell substantially all of its U.S. picture frame business (Burnes), its Anchor Hocking glassware business and its Mirro cookware business. Under the terms of the agreement, the Company will retain the accounts receivable of the businesses and expects gross proceeds as a result of the transaction to be approximately $310 million. The Burnes picture frames business is included in the Home Fashions business segment. The Anchor Hocking and Mirro businesses are included in the Other business segment. Collectively, these businesses had net sales of approximately $695 million in 2003. The Company expects to record a non-cash pre-tax loss of approximately $25 million on the sale of these businesses. Closing of the transaction is subject to regulatory approval and certain other customary conditions. Refer to Footnote 18 of the Consolidated Financial Statements for additional details on these transactions.

Restructuring

      In 2003, the Company continued its efforts to streamline its worldwide supply chain to strengthen its position with the goal of becoming the best-cost global provider throughout its product range. The three-year plan, which began in 2001, consists of reducing worldwide headcount and consolidating duplicate manufacturing and warehouse facilities. Under the Company’s restructuring plan, the Company expects to exit 84 facilities and reduce headcount by approximately 12,000 people. At the plan’s completion, the Company expects total annual savings of between $150 and $175 million ($125 to $135 million related to the reduced headcount, $10 to $15 million related to reduced depreciation, and $15 to $25 million related to other cash savings). In 2003, the Company exited 21 facilities and terminated approximately 6,000 employees and recorded restructuring charges of $245.0 million. To date, the Company has exited 78 facilities and terminated approximately 10,800 employees and recorded approximately $417 million related to its restructuring plans. The Company anticipates recording the final restructuring charges related to the 2001 restructuring plan (expected to be between $43 and $63 million) by the end of the second quarter of 2004. Refer to Note 3 to the Consolidated Financial Statements for additional details.

Organizational Changes

      In 2003, the Company made several organizational changes, effectively divided the Company into two major groups, and named two chief operating officers. As of December 31, 2003, the Company realigned its reporting segments to reflect the changes in the Company’s structure and to more appropriately reflect the Company’s focus on building large consumer brands, promoting organizational integration, achieving operating efficiencies and aligning the businesses with the Company’s strategic account management strategy.

2004 Priorities:

      In 2004, management is focused on the following key objectives:

      1. Continue to divest non-strategic businesses: The Company expects to complete the majority of its divestitures in 2004. As discussed above, the Company has made significant progress in 2003 by divesting the Cosmolab cosmetics business and the German picture frames business. This progress continued in the first quarter of 2004 by announcing the divestiture of the Panex Brazilian cookware business and the remainder of its European picture frames business. The divestitures of these businesses and others currently being evaluated for potential divestiture are expected to reduce 2004 earnings per share by approximately $0.11 to $0.13, exclusive of the loss to be recognized in 2004. In addition, operating cash flow is expected to be reduced by $40 to $45 million, annually.

      2. Complete the 2001 restructuring plan: The Company plans to substantially complete the 2001 restructuring program in 2004 and expects to recognize approximately $43 to $63 million in 2004 charges.

      3. Continue to rationalize low-margin product lines: The Company will continue to rationalize low-margin product lines in 2004. The completion of this program is expected to reduce annual sales by approximately $300 million.

      4. Deploy Newell Operational Excellence: The Company is committed to reducing the costs by at least 5% annually. In connection with this goal, the Company is committed to deploying and implementing NWL OPEX, which is a methodical process focused on lean manufacturing. It includes installing the right manufacturing and distribution metrics and driving improvement quarter after quarter. In addition to cost reduction, other key components of NWL OPEX are improved quality and service levels and the reduction of inventory and lead times.

Consolidated Results of Operations

      The following table sets forth for the periods indicated items from the Consolidated Statements of Operations as reported and as a percentage of net sales for the years ended December 31, ($ in millions):

	2003		2002		2001

Net sales	$7,750.0	100.0%	$7,453.9	100.0%	$6,909.3	100.0%
Cost of products sold	5,682.8	73.3	5,394.2	72.4	5,046.6	73.0

Gross margin	2,067.2	26.7	2,059.7	27.6	1,862.7	27.0
Selling, general and administrative expenses	1,352.9	17.5	1,307.3	17.5	1,168.2	16.9
Impairment charge	289.4	3.7	—	—	—	—
Restructuring costs	245.0	3.2	122.7	1.6	66.7	1.0
Goodwill amortization	—	—	—	—	56.9	0.8

Operating income	179.9	2.3	629.7	8.4	570.9	8.3
Nonoperating expenses:
Interest expense	140.1	1.8	137.3	1.8	137.5	2.0
Other, net	19.7	0.3	23.9	0.3	17.5	0.3

Net nonoperating expenses	159.8	2.1	161.2	2.2	155.0	2.2

Income before income taxes and cumulative effect of accounting change	20.1	0.3	468.5	6.3	415.9	6.0
Income taxes	66.7	0.9	157.0	2.1	151.3	2.2

(Loss)/income before cumulative effect of accounting change	(46.6)	(0.6)	311.5	4.2	264.6	3.8
Cumulative effect of accounting change, net of tax	—	—	(514.9)	(6.9)	—	—

Net (loss)/income	$(46.6)	(0.6)%	$(203.4)	(2.7)%	$264.6	3.8%

Results of Operations—2003 vs. 2002

      Net sales increased $296.1 million, or 4.0%, in 2003. The increase in sales is primarily related to sales from recently acquired businesses of approximately $339.2 million, partially offset by a decrease of $39.9 million in sales from divested businesses, and favorable foreign currency of $231.1 million, partially offset by negative pricing of $140.8 million and the exit of high-risk accounts of $165.3 million.

      Gross margin, as a percentage of net sales, in 2003 was 26.7%, or $2,067.2 million, versus 27.6%, or $2,059.7 million in 2002. The reduction in gross margin is primarily related to unfavorable pricing of 1.9%, or 1.3 points, offset by net productivity of 1.6%. Increased resin costs of $75 million negatively impacted gross margins and are included as a reduction of our productivity. The favorable impact of the Lenox acquisition (+0.7 points) was more than offset by unfavorable mix in the remainder of our businesses.

      Selling, general and administrative expenses (“SG&A”) were 17.5% of net sales in both 2003 and 2002. The $45.6 million increase in SG&A primarily related to recently acquired businesses of approximately $84.8 million. All other SG&A was down by $39.2 million with streamlining initiatives of $128 million more than offsetting increases from currency translation, pension and strategic investments.

      The Company continues to assess opportunities to divest or exit non-strategic businesses and low margin product lines. During the fourth quarter of 2003, the Company recorded an impairment charge of $289.4 million associated with these businesses and the exit of certain product lines. Refer to Note 14 of the Consolidated Financial Statements for additional information.

      The Company recorded pre-tax strategic restructuring charges of $245.0 million ($165.7 million after taxes) and $122.7 million ($81.6 million after tax) in 2003 and 2002, respectively. The 2003 pre-tax charge included $118.5 million of facility and other exit costs, $103.3 million of employee severance and termination benefits, and $23.2 million in other restructuring costs. The 2002 pre-tax charge included $36.6 million of facility and other exit costs, $76.3 million of employee severance and termination benefits, and $9.8 million in other restructuring costs. Refer to Note 3 of the Consolidated Financial Statements for further information on the strategic restructuring plan.

      Operating income in 2003 was 2.3% of net sales, or $179.9 million, versus operating income of 8.4%, or $629.7 million in 2002. The decrease in operating margins is primarily the result of increased restructuring charges incurred to streamline the Company’s supply chain and the impairment charge related to businesses for which the Company has begun to explore strategic alternatives, including potential divestiture.

      Net income before income taxes and the cumulative effect of accounting change in 2003 was $20.1 million, a $448.4 million decrease from $468.5 million in 2002. The decrease relates primarily to the increased restructuring costs and the impairment charge noted above.

      The effective tax rate was 331.9% for the year ended 2003 versus 33.5% in the prior year. The increase in the effective tax rate primarily related to the non-deductibility of the write-off of goodwill associated with the Company’s $289.4 million impairment charge. Refer to Notes 13 and 14 of the Consolidated Financial Statements for additional information.

      Net loss before cumulative effect of accounting change in 2003 was $46.6 million, a $358.1 million decrease from net income before cumulative effect of accounting change of $311.5 million in 2002. Diluted loss per share before cumulative effect of accounting change was $0.17 in 2003 compared to earnings of $1.16 in 2002.

      During the first quarter of 2002, the Company completed the required impairment tests of goodwill and indefinite life intangible assets, which resulted in an impairment charge of $514.9 million, net of tax. See Footnote 1 to the Consolidated Financial Statements for further information on the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”

      Net loss for 2003 was $46.6 million compared to a net loss of $203.4 million in 2002. Basic and diluted loss per share in 2003 decreased to a loss of $0.17 versus a loss of $0.76 in 2002. The decrease in net loss and loss per share was primarily due to the lack of any cumulative effect of accounting changes related to goodwill, offset by additional restructuring charges to streamline the Company’s supply chain, and the impairment charges related to non-strategic businesses that the Company is considering for possible divestiture. See Footnote 1 to the Consolidated Financial Statements for additional details related to cumulative effect of accounting change charge for goodwill.

Results of Operations—2002 vs. 2001

      Net sales increased $544.6 million, or 7.9%, in 2002. The increase in sales is primarily related to sales from Irwin of $318.3 million (acquired April 2002) and increased sales of core products of 3.3%.

      Gross margin as a percentage of net sales in 2002 was 27.6%, or $2,059.7 million, versus 27.0%, or $1,862.7 million, in 2001. The improvement in gross margin was primarily related to the implementation of a productivity initiative throughout the Company and higher margins from our new products.

      Selling, general and administrative expenses in 2002 were 17.5% of net sales, or $1,307.3 million, versus 16.9%, or $1,168.2 million, in 2001. The increase in SG&A is a result of the Irwin acquisition ($75.5 million) and planned investments in marketing initiatives, including the Company’s Strategic Account Management Program, television advertising program and Phoenix Program, supporting the Company’s brand portfolio and strategic account management strategy.

      During 2002, the Company recorded pre-tax restructuring charges of $122.7 million associated with the Company’s strategic restructuring plan. The 2002 pre-tax charge included $36.6 million of facility and other exit costs, $76.3 million of employee severance and termination benefits, and $9.8 million in other restructuring costs. The 2001 pre-tax charge included $34.6 million of facility and other exit costs, $28.5 million of employee severance and termination benefits, and $3.6 million in other restructuring costs. Refer to Note 3 of the Consolidated Financial Statements for further information on the strategic restructuring plan.

      Operating income in 2002 was 8.4% of net sales, or $629.7 million, versus 8.3% of net sales, or $570.9 million, in 2001. The increase in operating margins was primarily due to improvement in gross margin and the elimination of amortization expense associated with goodwill (see Footnote 1 to the Consolidated Financial Statements for additional discussion) offset by planned investment in marketing initiatives supporting the Company’s brand portfolio and strategic account management strategy and restructuring charges to streamline the Company’s supply chain.

      Net nonoperating expenses in 2002 were 2.2% of net sales, or $161.2 million, versus 2.2%, or $155.0 million, in 2001. The increase in net nonoperating expense primarily related to the Anchor Hocking withdrawn divestiture cost of $13.6 million ($9.1 million after tax) in 2002. These costs were partially offset by lower interest rates. See Footnote 15 to the Consolidated Financial Statements for additional details.

      The effective tax rate was 33.5% for the year ended December 31, 2002 versus 36.4% in the prior year. The decrease in the tax rate primarily related to the change in accounting relating to goodwill and tradename amortization. See Footnotes 1 and 13 to the Consolidated Financial Statements for an explanation of accounting change related to the effective tax rate.

      Net income before cumulative effect of accounting change in 2002 was $311.5 million, a $46.9 million, or 17.7% increase from $264.6 million in 2001. Diluted earnings per share before cumulative effect of accounting change was $1.16 in 2002 compared to $0.99 in 2001.

      During the first quarter of 2002, the Company completed the required impairment tests of goodwill and indefinite life intangible assets, which resulted in an impairment charge of $514.9 million, net of tax. See Footnote 1 to the Consolidated Financial Statements for further information on the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”

      Net loss for 2002 was $203.4 million compared to net income of $264.6 million in 2001. Basic and diluted loss/earnings per share in 2002 decreased to a loss of $0.76 versus income of $0.99 in 2001. The decrease in net income and earnings per share in 2002 was primarily due to the cumulative effect of accounting changes related to goodwill, and increased restructuring charges to streamline the Company’s supply chain, partially offset by an improvement in gross margins, the elimination of amortization expense associated with goodwill, lower interest rates and a reduction in income tax expense. See Footnote 1 to the Consolidated Financial Statements for additional details related to cumulative effect of accounting change charge for goodwill.

Business Segment Operating Results

2003 vs. 2002 Business Segment Operating Results

      The Company operates in five general segments:

      Net Sales by Segment were as follows for the year ended December 31, (in millions):

	2003	2002	% Change

Cleaning and Organization	$2,013.7	$1,901.8	5.9%
Office Products	1,681.2	1,684.1	(0.2)
Home Fashions	1,258.7	1,425.5	(11.7)
Tools and Hardware	1,199.7	783.0	53.2
Other	1,596.7	1,659.5	(3.8)

Total Net Sales	$7,750.0	$7,453.9	4.0%

      Operating Income by Segment were as follows for the year ended December 31, (in millions):

	2003	2002	% Change

Cleaning and Organization	$92.0	$169.0	(45.6)%
Office Products	309.6	306.1	1.1
Home Fashions	54.9	113.5	(51.6)
Tools and Hardware	179.2	79.2	126.3
Other	108.9	115.7	(5.9)
Corporate	(30.3)	(31.1)
Impairment charge	(289.4)	—
Restructuring costs	(245.0)	(122.7)

Total Operating Income	$179.9	$629.7

Cleaning and Organization

      Net sales for 2003 were $2,013.7 million, an increase of $111.9 million, or 5.9%, from $1,901.8 million in 2002. The 5.9% sales growth was primarily due to mid single-digit sales growth at the Rubbermaid Home Products division. The primary reason for the overall sales increase was continued growth in sales of newer products such as the Rubbermaid TakeAlongs®, the Tool Tower™, the Sports Station™, the Endurance Cooler™ and other product offerings, partially offset by price reductions.

      Operating income for 2002 was $92.0 million, a decrease of $77.0 million, or 45.6%, from $169.0 million in 2002. The decrease in operating income is primarily the result of higher raw material costs (primarily resin) and pricing pressure on non-differentiated items in its Rubbermaid Home Products business.

Office Products

      Net sales for 2003 were $1,681.2 million, a decrease of $2.9 million, or 0.2%, from $1,684.1 million in 2002. The slight decrease in net sales primarily resulted from continued softness in the commercial sector.

      Operating income for 2003 was $309.6 million, an increase of $3.5 million, or 1.1%, from $306.1 million in 2002. Operating income was positively impacted by productivity and favorable mix management, partially offset by increased investments in marketing initiatives.

Home Fashions

      Net sales for 2003 were $1,258.7 million, a decrease of $166.8 million, or 11.7%, from $1,425.5 million in 2002. The decrease in net sales was primarily attributable to a double-digit decrease at the Burnes picture frames business, which primarily resulted from the Company’s planned exit from certain high-risk customers and pricing pressure on opening price point products. The planned exit of low margin product lines in the Levolor/ Kirsch business also contributed to the decrease in sales.

      Operating income for 2003 was $54.9 million, a decrease of $58.6 million, or 51.6%, from $113.5 million in 2002. The decrease in operating income is primarily due to the sales decline noted previously and pricing pressure on opening price point items.

Tools and Hardware

      Net sales for 2003 were $1,199.7 million, an increase of $416.7 million, or 53.2%, from $783.0 million in 2002. The increase in net sales is primarily due to incremental sales resulting from the Lenox and Irwin acquisitions, as well as strong sales in the Irwin North America division driven by new products, most notably the success of the Strait-Line products.

      Operating income for 2002 was $179.2 million, an increase of $100.0 million, or 126.3%, from $79.2 million in 2002. The improvement in operating income was driven by strong productivity, new products and the acquisitions of Lenox and Irwin.

Other

      Net sales for 2003 were $1,596.7 million, a decrease of $62.8 million, or 3.8%, from $1,659.5 million in 2002. The decrease in sales resulted primarily from the disposition of Cosmolab in March 2003 as well as a mid single-digit decrease in net sales in the low-end cookware business, primarily as a result of negative pricing and unfavorable mix.

      Operating income for 2002 was $108.9 million, a decrease of $6.8 million, or 5.9%, from $115.7 million in 2002. The main driver of this decrease in operating income was the decrease in sales caused by pricing pressures and unfavorable mix in the low-end cookware business.

2002 vs. 2001 Business Segment Operating Results

      Net Sales by Segment were as follows for the year ended December 31, (in millions):

	2002	2001	% Change

Cleaning and Organization	$1,901.8	$1,819.1	4.5%
Office Products	1,684.1	1,608.8	4.7
Home Fashions	1,425.5	1,435.2	(0.7)
Tools and Hardware	783.0	432.6	81.0
Other	1,659.5	1,613.6	2.8

Total Net Sales	$7,453.9	$6,909.3	7.9%

      Operating Income by Segment were as follows for the year ended December 31, (in millions):

	2002	2001	% Change

Cleaning and Organization	$169.0	$159.8	5.8%
Office Products	306.1	268.7	13.9
Home Fashions	113.5	120.3	(5.7)
Tools and Hardware	79.2	67.7	17.0
Other	115.7	105.5	9.7
Corporate	(31.1)	(84.4)
Restructuring costs	(122.7)	(66.7)

Total Operating Income	$629.7	$570.9

Cleaning and Organization

      Net sales for 2002 were $1,901.8 million, an increase of $82.7 million, or 4.5%, from $1,819.1 million in 2001. The 4.5% sales growth was primarily due to mid-single digit sales growth at the Rubbermaid Home Products division. The primary reasons for the overall sales increase were sales gains at strategic accounts and new product introductions, such as the Rubbermaid TakeAlongs®, the Slim Cooler™, Stain Shield™, and the Tool Tower™ and growth in existing products, partially offset by product price reductions.

      Operating income for 2002 was $169.0 million, an increase of $9.2 million, or 5.8%, from $159.8 million in 2001. The increase is primarily related to productivity improvements and increased margin for new products, partially offset by product price reductions and continued investments in divisional growth initiatives, including costs related to new product development and product launches, primarily television advertising for featured items such as the Slim Cooler™ and the Tool Tower™.

Office Products

      Net sales for 2002 were $1,684.1 million, an increase of $75.3 million, or 4.7%, from $1,608.8 million in 2001. The primary reasons for the increase were sales gains at strategic accounts, new product introductions (including the Sharpie® Chisel Tip and Liquid Paper® Backtracker™), and growth in existing Paper Mate® pens, Sharpie® permanent markers and Colorific® product lines.

      Operating income for 2002 was $306.1 million, an increase of $37.4 million, or 13.9%, from $268.7 million in 2001. The increase is primarily related to sales growth, productivity improvements and increased margin from new products, partially offset by continued investments in divisional growth initiatives, primarily television advertising for the Sharpie® and Paper Mate® brands.

Home Fashions

      Net sales for 2002 were $1,425.5 million, a decrease of $9.7 million, or 0.7%, from $1,435.2 million in 2001. The decrease was primarily driven by a low single-digit decrease in net sales of the Levolor/ Kirsch division caused by the planned exit of low margin products.

      Operating income for 2002 was $113.5 million, a decrease of $6.8 million, or 5.7%, from $120.3 million in 2001. The primary driver in the decrease in operating income was the decrease in net sales at the Levolor/ Kirsch division caused by the planned exit of low margin products.

Tools and Hardware

      Net sales for 2002 were $783.0 million, an increase of $350.4 million, or 81.0%, from $432.6 million in 2001. The increase in sales is primarily related to sales from Irwin of $318.3 million and double-digit sales growth at the BernzOmatic division.

      Operating income for 2002 was $79.2 million, an increase of $11.5 million, or 17.0%, from $67.7 million in 2001. The increase in operating income was primarily due to increased sales and cost savings from productivity initiatives, partially offset by product price reductions, continued investment in sales and marketing growth initiatives, and start-up costs related to the Irwin acquisition.

Other

      Net sales for 2002 were $1,659.5 million, an increase of $45.9 million, or 2.8%, from $1,613.6 million in 2001. Sales growth related primarily to Calphalon and Cookware Europe divisions related to new product introductions and existing product sales at strategic accounts, partially offset by a double-digit sales decline at Graco.

      Operating income for 2002 was $115.7 million, an increase of $10.2 million, or 9.7%, from $105.5 million in 2001. The increase in operating income was due primarily to cost savings from productivity initiatives and sales growth from new and existing products, partially offset by product price reductions and costs related to marketing growth initiatives.

Liquidity and Capital Resources

      Cash and cash equivalents increased by $89.3 million for the year ended December 31, 2003. The change in cash and cash equivalents is as follows as of the year-ended December 31 (in millions):

	2003	2002	2001

Cash provided by operating activities	$773.2	$868.9	$865.4
Cash used in investing activities	(716.1)	(486.5)	(303.6)
Cash provided by/(used in) financing activities	31.4	(334.9)	(575.9)
Exchange effect on cash and cash equivalents	0.8	0.8	(1.6)

Increase (decrease) in cash and cash equivalents	$89.3	$48.3	$(15.7)

Sources

      The Company’s primary sources of liquidity and capital resources include cash provided by operations and use of available borrowing facilities.

      Cash provided from operating activities for the year ended December 31, 2003 was $773.2 million compared to $868.9 million for the comparable period of 2002. The decrease in cash provided from operating activities was due to a decrease in earnings before non-cash charges of $29.0 million (as shown in the following table) and a reduction in the year-over-year improvement in working capital and other assets in 2003 vs. 2002, which used an additional $74.2 million, partially offset by an increase in deferred gains relating to the early termination of certain interest rate swap arrangements. The deferred gain from these swap agreements was $28.3 million in 2003 compared to $20.8 million in 2002 and were included in Other in the Consolidated Statement of Cash Flows.

      The following table reconciles earnings before non-cash charges to net loss as of December 31, ($ in millions):

	2003	2002	Change

Net loss	$(46.6)	$(203.4)
Depreciation and amortization	278.2	280.7
Cumulative effect of change in accounting principle	—	514.9
Non-cash restructuring charges	138.3	74.9
Deferred income taxes	(11.5)	48.3
Loss on sale of businesses	289.4	—
Non-cash impairment charges	29.7	—
Other, excluding swap termination	(2.1)	(11.0)

Earnings before non-cash charges	$675.4	$704.4	$(29.0)

      In 2003, the Company completed the sale of its Cosmolab cosmetic and the German picture frames businesses. The Company received cash proceeds of $10.2 million related to these transactions. The Company used the proceeds from the sale to reduce its commercial paper borrowings. Cosmolab was included in the results of the Company’s Other segment and the German Frames business was included in the Home Fashions segment.

      In 2003, the Company generated $33.7 million of cash related to the sale of idle assets, a $25.9 million increase over 2002. The Company does not anticipate significant cash flow from the sale of idle assets in 2004.

      In 2003, the Company received proceeds from the issuance of debt of $1,044.0 million compared to $772.0 million in 2002.

      On January 10, 2003, the Company completed the sale of 6.67 million shares of its common stock at a public offering price of $30.10 per share pursuant to a shelf registration statement filed with the Securities and Exchange Commission. Total proceeds from the sale were approximately $200.8 million, resulting in net proceeds to the Company, after expenses, of $200.1 million. The proceeds were used to reduce the Company’s commercial paper borrowings.

      The Company has a $1.05 billion universal shelf registration statement that became effective in April 2003 under which debt and equity securities may be issued. In 2003, $400.0 million of medium term notes were issued under this shelf registration statement, the proceeds of which were used to pay down commercial paper.

      The Company has short-term foreign and domestic uncommitted lines of credit with various banks that are available for short-term financing. Borrowings under the Company’s uncommitted lines of credit are subject to the discretion of the lender. The Company’s lines of credit do not have a material impact on the Company’s liquidity. Borrowings under the Company’s lines of credit at December 31, 2003 totaled $21.9 million.

      The Company completed a $1,300.0 million Syndicated Revolving Credit Facility (the “Revolver”) on June 14, 2002. The Revolver consists of a $650.0 million 364-day credit agreement and a $650.0 million five-year credit agreement. On June 13, 2003, the Company rolled over the 364-day credit agreement. At December 31, 2003, there were no borrowings under the Revolver.

      In lieu of borrowings under the Revolver, the Company may issue up to $1,300.0 million of commercial paper. The Revolver provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Revolver. At December 31, 2003, $217.1 million (principal amount) of commercial paper was outstanding. Because $650.0 million of the Revolver expires in June 2007, the entire $217.1 million is classified as long-term debt.

      The Revolver permits the Company to borrow funds on a variety of interest rate terms. The Revolver requires, among other things, that the Company maintain certain Interest Coverage and Total Indebtedness to Total Capital Ratio, as defined in the agreement. The agreement also limits Subsidiary Indebtedness. As of December 31, 2003, the Company was in compliance with this agreement.

      Under a 2001 receivables facility with a financial institution, the Company created a financing entity that is consolidated in the Company’s financial statements. Under this facility, the Company regularly enters into transactions with the financing entity to sell an undivided interest in substantially all of the Company’s United States trade receivables to the financing entity. In 2001, the financing entity issued $450.0 million in preferred debt securities to the financial institution. Those preferred debt securities must be retired or redeemed before the Company can have access to the financing entity’s receivables. Also, certain levels of accounts receivable write-offs and other events would permit the financial institution to terminate the receivables lending commitment and require redemption of the preferred debt securities. The receivables and the $450.0 million preferred debt securities are recorded in the consolidated accounts of the Company. Because this debt matures in 2008, the entire amount is considered to be long-term debt. As of December 31, 2003 and 2002, the aggregate amount of outstanding receivables sold under the agreement was $777.4 million and $738.2 million, respectively.

Uses

      The Company’s primary uses of liquidity and capital resources include acquisitions, payments on long-term debt, dividend payments and capital expenditures.

      Cash used for acquisitions was $460.0 million in 2003, compared to $242.2 million in 2002. The increase in cash used for acquisitions related primarily to the acquisition of Lenox, which was funded through the issuance of commercial paper.

      Capital expenditures were $300.0 million and $252.1 million in 2003 and 2002, respectively. The increase in capital expenditures is primarily due to the acquisitions of Irwin and Lenox and the Company’s increased investment in new product development and productivity initiatives.

      In 2003, the Company made payments on long-term debt of $989.6 million compared to $901.5 million in 2002.

      Aggregate dividends paid were $230.9 million and $224.4 million in 2003 and 2002, respectively. The increase primarily relates to the additional shares issued on January 10, 2003.

      Cash used for restructuring activities was $106.4 million and $58.0 million in 2003 and 2002, respectively. The cash payments primarily relate to employee termination benefits.

      Working capital at December 31, 2003 was $978.2 million compared to $465.6 million at December 31, 2002. The current ratio at December 31, 2003 was 1.48:1 compared to 1.18:1 at December 31, 2002. The increase in working capital and the current ratio is due to the Irwin and Lenox acquisitions, and a reduction in the current portion of long-term debt.

      Total debt to total capitalization (total debt is net of cash and cash equivalents, and total capitalization includes total debt and stockholders’ equity) was .58:1 at December 31, 2003 and .57:1 at December 31, 2002.

      The Company believes that cash provided from operations and available borrowing facilities will continue to provide adequate support for the cash needs of existing businesses on a short-term basis; however, certain events, such as significant acquisitions, could require additional external financing on a long-term basis.

Minimum Pension Liability

      The decline in U.S. and European interest rates since the prior measurement date has caused the Company to change the discount rate used to calculate the present value of its pension liabilities from

6.48% at December 31, 2002 to an estimated 6.14% at December 31, 2003, increasing the Company’s pension plan liability. As a result, the Company’s pension plan, which historically has had an over-funded position, currently is under-funded. In accordance with the Financial Accounting Standards Board (FASB) Statement No. 87, Employers’ Accounting for Pensions, the Company recorded an additional minimum pension liability adjustment at December 31, 2003. Based on plan asset values at the measurement date, the approximate effect of this non-cash adjustment was to increase the pension liability by $170.0 million, with a corresponding charge to equity, net of taxes, of $114.5 million. The direct charge to stockholders’ equity did not affect net income, but is included in other comprehensive income. The Company remains confident that its pension plan has the appropriate long-term investment strategy and the Company’s liquidity position is expected to remain strong.

Contractual Obligations, Commitments and Off-Balance Sheet Arrangements

      The Company has various contractual obligations which are appropriately recorded as liabilities in its consolidated financial statements. Certain other items, such as purchase commitments and other executory contracts, are not recognized as liabilities in the Company’s consolidated financial statements but are required to be disclosed. Examples of items not recognized as liabilities in the Company’s consolidated financial statements are commitments to purchase raw materials or inventory that has not yet been received as of December 31, 2003 and future minimum lease payments for the use of property and equipment under operating lease agreements.

      The following table summarizes the effect that lease and other material contractual obligations listed below are expected to have on the Company’s cash flow in the indicated period. In addition, the table reflects the timing of principal and interest payments on borrowings outstanding as of December 31, 2003. Additional details regarding these obligations are provided in the footnotes to the financial statements, as referenced in the table (in millions):

	Payments Due by Period

		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

Long-term debt— maturities(1)	$2,882.1	$13.5	$347.3	$921.5	$1,599.8
Interest on long-term debt(2)	1,576.8	126.9	247.5	193.2	1,009.2
Operating lease obligations(3)	393.0	111.4	143.8	76.1	61.7
Purchase obligations(4)	195.0	193.4	0.6	0.5	0.5

Total contractual obligation(5)	$5,046.9	$445.2	$739.2	$1,191.3	$2,671.2

(1)	Amounts represent contractual obligations due, excluding interest, based on borrowings outstanding as of December 31, 2003. For further information relating to this obligation, refer to Notes 5 & 6 of the Consolidated Financial Statements.

(2)	Amount represents estimated interest expense on borrowings outstanding as of December 31, 2003. Interest on floating debt was estimated using the index rate in effect as of December 31, 2003. For further information relating to this obligation, refer to Notes 5 & 6 of the Consolidated Financial Statements.

(3)	Amounts represent contractual minimums assuming no increase in rent, refer to Note 8 of the Consolidated Financial Statements.

(4)	Primarily consists of purchase commitments entered into as of December 31, 2003 for finished goods, raw materials, components and services pursuant to legally enforceable and binding obligations, which include all significant terms.

(5)	Total does not include contractual obligations reported on the December 31, 2003 balance sheet as current liabilities.

      The Company also has obligations with respect to its pension and post retirement medical benefit plans. See Note 9 to the Consolidated Financial Statements.

      As of December 31, 2003, the Company had $131.0 million in standby letters of credit primarily related to the Company’s self-insurance programs, including workers’ compensation, product liability, and medical. Refer to Note 17 in the Company’s Consolidated Financial Statements for further information.

      As of December 31, 2003, the Company did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies

      The Company’s accounting policies are more fully described in Footnote 1 to the Consolidated Financial Statements. As disclosed in Footnote 1, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying footnotes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the Consolidated Financial Statements. The following sections describe the Company’s critical accounting policies.

Goodwill and Other Indefinite Life Intangible Assets

      Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are not amortized but remain subject to periodic impairment tests in accordance with the statements.

      The Company conducts its annual test of impairment for goodwill and indefinite life intangible assets in the third quarter. The Company also tests for impairment if events or circumstances occur subsequent to the Company’s annual impairment tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s customer base, or a material negative change in its relationships with significant customers. In conducting this impairment test, the Company estimates the future cash flows of its businesses to which the goodwill and other indefinite life intangibles relate. These cash flows are then discounted at rates ranging from 9% to 13%, reflecting the respective specific industry’s cost of capital. The discounted cash flows are then compared to the carrying amount of the reporting unit to determine if impairment exists. If, upon review, the fair value is less than the carrying value of the reporting unit, the carrying value is written down to estimated fair value. Reporting units are typically operating segments or operations one level below operating segments for which discrete financial information is available and for which segment management regularly reviews the operating results. Because there usually is a lack of quoted market prices for the reporting units, the fair value usually is based on the present values of expected future cash flows using discount rates commensurate with the risks involved in the asset group. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future production volumes, prices and costs, considering all available information at the date of review.

      As a result of this analysis, the Company recorded a pre-tax goodwill impairment charge of $538.0 million in the first quarter of 2002 (with an after-tax charge totaling $514.9 million).

      In the fourth quarter of 2003, the Company began exploring various options for certain businesses in the Home Fashions and Other segments, including evaluating those businesses for potential sale. As this process progressed, the Company obtained a better indication of the market value of these businesses and determined that the businesses had a net book value in excess of their fair value. As a result, the Company conducted a new impairment test in the fourth quarter and recorded an impairment loss of $242.0 million related to goodwill to write the net assets of these businesses to fair value.

      The accounting estimate related to goodwill and other indefinite life intangible assets is highly susceptible to change from period to period because it requires management to make estimates of future cash flows and changes in cost of capital related to each of its business units. There is potential for economic, regulatory, or other conditions that could adversely affect the ability of each business unit to generate future cash flows. Should these conditions deteriorate, there is the potential for additional impairment losses to be incurred, and such losses could be material to the Company’s Consolidated Financial Statements.

Legal and Environmental Reserves

      As described in Footnote 17 to the Company’s Consolidated Financial Statements, the Company is involved in legal proceedings in the ordinary course of its business. These proceedings include claims for damages arising out of use of the Company’s products, allegations of infringement of intellectual property, commercial disputes and employment matters as well as environmental matters. Some of the legal proceedings include claims for punitive as well as compensatory damages, and a few proceedings purport to be class actions.

      In determining the appropriate level of legal reserves, the Company evaluates the potential exposure on specific claims. The Company evaluates the range of estimated loss for each specific case and determines the probable exposure based largely on historical experience. While the Company believes it is adequately reserved for legal exposures, management cannot predict with certainty the ultimate outcome of these cases, including any amounts it may be required to pay in excess of amounts reserved. The ultimate outcome of these cases could exceed the amounts recorded and such losses could be material to the Company’s Consolidated Financial Statements.

      The Company is involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party (“PRP”) at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and equivalent state laws.

      In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company’s volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company’s prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company’s and other parties’ status as PRPs is disputed.

      The Company’s estimate of environmental response costs associated with these matters as of December 31, 2003 ranged between $14.5 million and $19.9 million. As of December 31, 2003, the Company had a reserve equal to $17.8 million for such environmental response costs in the aggregate. No insurance recovery was taken into account in determining the Company’s cost estimates or reserve, nor do the Company’s cost estimates or reserve reflect any discounting for present value purposes, except with respect to two long-term (30 year) operations and maintenance CERCLA matters which are estimated at present value.

      Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company’s estimates. The ultimate outcome of these matters may exceed the amounts recorded by the Company and such additional losses may be material to the Company’s Consolidated Financial Statements.

Product Liability Reserves

      The Company has a self-insurance program for product liability that includes reserves for self-retained losses and certain excess and aggregate risk transfer insurance. The Company uses historical loss experience combined with actuarial evaluation methods, review of significant individual files and the application of risk transfer programs in determining required product liability reserves. As a result of the most recent analysis, the Company has estimated these reserves at $27.9 million. The Company’s actuarial evaluation methods take into account claims incurred but not reported when determining the Company’s product liability reserve. While the Company believes that it has adequately reserved for these claims, the ultimate outcome of these matters may exceed the amounts recorded by the Company and such additional losses may be material to the Company’s Consolidated Financial Statements.

Recovery of Accounts Receivable

      The Company evaluates the collectibility of accounts receivable based on a combination of factors. When aware of a specific customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due and historical collection experience. If circumstances related to specific customers change, the Company’s estimates of the recoverability of receivables could be further adjusted.

Inventory Reserves

      The Company reduces its inventory value for estimated obsolete and slow moving inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Revenue Recognition

      The Company recognizes revenues and freight billed to customers, net of provisions for cash discounts, returns, volume or trade customer discounts, co-op advertising and other sales discounts, upon shipment to customers when all substantial risks of ownership change. In accordance with Emerging Issues Task Force (“EITF”) No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company records amounts billed to customers related to shipping and handling as revenue and all expenses related to shipping and handling as a cost of products sold. See Footnote 1 to the Consolidated Financial Statements.

Recent Accounting Pronouncements

      Refer to Footnote 1 in the Consolidated Financial Statements for further information regarding recent accounting pronouncements.

International Operations

      The Company’s non-U.S. business increased 12.3% in 2003 and 7.0% in 2002. In 2003, the increase primarily related to foreign currency movement, primarily in Europe. In 2002, the increase was fueled by recent international acquisitions, primarily in Europe. For the years ended December 31, 2003, 2002 and 2001, the Company’s non-U.S. business accounted for approximately 29%, 27% and 27% of net sales, respectively (see Footnote 16 to the Consolidated Financial Statements). Growth of both U.S. and non-U.S. businesses is shown below for the years ended December 31, (in millions):

				2003 vs.	2002 vs.
				2002%	2001%
	2003	2002	2001	Change	Change

Net sales:
U.S.	$5,504.9	$5,454.2	$5,040.6	0.9%	8.2%
Non-U.S.	2,245.1	1,999.7	1,868.7	12.3	7.0

	$7,750.0	$7,453.9	$6,909.3	4.0%	7.9%

Forward-Looking Statements

      The Company has made statements in this Appendix A and its Annual Report on Form 10-K for the year ended December 31, 2003 and the documents incorporated by reference therein that constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. The statements relate to, and other forward-looking statements that may be made by the Company may relate to, information or assumptions about sales, income/(loss), earnings per share, return on equity, return on invested capital, capital expenditures, working capital, cash flow, dividends, capital structure, free cash flow, debt to capitalization ratios, interest rates, internal growth rates, restructuring charges, impact of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, operating income improvements, costs and cost savings, synergies, management’s plans, goals and objectives for future operations and growth. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “expect,” “should” or similar statements. You should understand that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that are discussed below, as well as the matters that are set forth generally herein and in the 2003 Form 10-K and the documents incorporated by reference therein could cause actual results to differ. Some of these factors are described as criteria for success. Our failure to achieve, or limited success in achieving, these objectives could result in actual results differing materially from those expressed or implied in the forward-looking statements. In addition, there can be no assurance that we have correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information we receive with respect to these factors is complete or correct.

Retail Economy

      Our business depends on the strength of the retail economies in various parts of the world, primarily in North America and to a lesser extent Europe, Central and South America and Asia.

      These retail economies are affected primarily by such factors as consumer demand and the condition of the consumer products retail industry, which, in turn, are affected by general economic conditions and events such as the terrorist attacks of September 11, 2001. In recent years, the consumer products retail industry in the U.S. and, increasingly, elsewhere has been characterized by intense competition and consolidation among both product suppliers and retailers. Because such competition, particularly in weak retail economies, can cause retailers to struggle or fail, the Company must continuously monitor, and adapt to changes in, the creditworthiness of its customers.

Nature of the Marketplace

      We compete with numerous other manufacturers and distributors of consumer products, many of which are large and well established. Our principal customers are large mass merchandisers, such as discount stores, home centers, warehouse clubs and office superstores. The rapid growth of these large mass merchandisers, together with changes in consumer shopping patterns, have contributed to the formation of dominant multi-category retailers, many of which have strong bargaining power with suppliers. This environment significantly limits our ability to recover cost increases through selling price increases. Other trends among retailers are to foster high levels of competition among suppliers, to demand that manufacturers supply innovative new products and to require suppliers to maintain or reduce product prices and deliver products with shorter lead times. Another trend is for retailers to import products directly from foreign sources.

      The combination of these market influences has created an intensely competitive environment in which our principal customers continuously evaluate which product suppliers to use, resulting in pricing pressures and the need for strong end-user brands, the continuing introduction of innovative new products and constant improvements in customer service.

New Product Development

      Our long-term success in this competitive retail environment depends on our consistent ability to develop innovative new products that create consumer demand for our products. Although many of our businesses have had notable success in developing new products, we need to improve our new product development capability. There are numerous uncertainties inherent in successfully developing and introducing innovative new products on a consistent basis.

Marketing

      Our competitive success also depends increasingly on our ability to develop, maintain and strengthen our end-user brands so that our retailer customers will need our products to meet consumer demand. Our success also requires increased focus on serving our largest customers through key account management efforts. We will need to continue to devote substantial marketing resources to achieving these objectives.

Productivity and Streamlining

      Our success also depends on our ability to improve productivity and streamline operations to control and reduce costs. We need to do this while maintaining consistently high customer service levels and making substantial investments in new product development and in marketing our end-user brands. Our objective is to become our retailer customers’ best-cost provider and global supplier of choice. To do this, we will need continuously to improve our manufacturing efficiencies and develop sources of supply on a worldwide basis.

Acquisitions and Integration

      The acquisition of companies that sell name brand, staple consumer product lines to volume purchasers has historically been one of the foundations of our growth strategy. Over time, our ability to continue to make sufficient strategic acquisitions at reasonable prices and to integrate the acquired businesses successfully, obtaining anticipated cost savings and operating income improvements within a reasonable period of time, will be important factors in our future growth.

Foreign Operations

      Foreign operations, especially in Europe (which is a focus of our international growth) but also in Asia, Central and South America and Canada, are increasingly important to our business. Foreign operations can be affected by factors such as currency devaluation, other currency fluctuations and the Euro currency conversion, tariffs, nationalization, exchange controls, interest rates, limitations on foreign investment in local business and other political, economic and regulatory risks and difficulties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

      The Company’s market risk is impacted by changes in interest rates, foreign currency exchange rates and certain commodity prices. Pursuant to the Company’s policies, natural hedging techniques and derivative financial instruments may be utilized to reduce the impact of adverse changes in market prices. The Company does not hold or issue derivative instruments for trading purposes.

      The Company’s primary market risks are foreign exchange and interest rate exposure.

      The Company manages interest rate exposure through its conservative debt ratio target and its mix of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions, and, for qualifying hedges, the interest differential of swaps is included in interest expense.

      The Company’s foreign exchange risk management policy emphasizes hedging anticipated intercompany and third party commercial transaction exposures of one-year duration or less. The Company focuses on natural hedging techniques of the following form:

•	offsetting or netting of like foreign currency cash flows,

•	structuring foreign subsidiary balance sheets with appropriate levels of debt to reduce subsidiary net investments and subsidiary cash flows subject to conversion risk,

•	converting excess foreign currency deposits into U.S. dollars or the relevant functional currency and

•	avoidance of risk by denominating contracts in the appropriate functional currency.

      In addition, the Company utilizes short-term forward contracts to hedge commercial and intercompany transactions. Gains and losses related to qualifying hedges of commercial and intercompany transactions are deferred and included in the basis of the underlying transactions. Derivatives used to hedge intercompany loans are marked to market with the corresponding gains or losses included in the Company’s Consolidated Statements of Operations.

      The Company purchases certain raw materials that are subject to price volatility caused by unpredictable factors. While future movements of raw material costs are uncertain, a variety of programs, including periodic raw material purchases, purchases of raw materials for future delivery and customer price adjustments help the Company address this risk. Generally, the Company does not use derivatives to manage the volatility related to this risk.

      The amounts shown below represent the estimated potential economic loss that the Company could incur from adverse changes in either interest rates or foreign exchange rates using the value-at-risk estimation model. The value-at-risk model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a loss in fair market value using statistical modeling techniques and including substantially all market risk exposures (specifically excluding equity-method investments). The fair value losses shown in the table below do not have an impact on current results of operations or financial condition, but are shown as an illustration of the impact of potential adverse changes in interest rates. The following table indicates the calculated amounts for each of the years ended December 31, 2003 and 2002 (in millions):

	2003	December 31,	2002	December 31,	Confidence
Market Risk	Average	2003	Average	2002	Level

Interest rates	$20.0	$12.8	$18.2	$20.5	95%
Foreign exchange	$1.3	$1.5	$0.3	$0.2	95%

      The 95% confidence interval signifies the Company’s degree of confidence that actual losses would not exceed the estimated losses shown above. The amounts shown here disregard the possibility that interest rates and foreign currency exchange rates could move in the Company’s favor. The value-at-risk model assumes that all movements in these rates will be adverse. Actual experience has shown that gains and losses tend to offset each other over time, and it is highly unlikely that the Company could experience losses such as these over an extended period of time. These amounts should not be considered projections of future losses, because actual results may differ significantly depending upon activity in the global financial markets.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Management’s Responsibility for Financial Statements

      The management of Newell Rubbermaid Inc. is responsible for the accuracy and internal consistency of all information contained in this annual report, including the Consolidated Financial Statements. Management has followed those generally accepted accounting principles that it believes to be most appropriate to the circumstances of the Company, and has made what it believes to be reasonable and prudent judgments and estimates where necessary.

      Newell Rubbermaid Inc. operates under a system of internal accounting controls designed to provide reasonable assurance that its financial records are accurate, that the assets of the Company are protected and that the financial statements fairly present the financial position and results of operations of the Company. The internal accounting control system is tested, monitored and revised as necessary.

      Five directors of the Company, not members of management, serve as the Audit Committee of the Board of Directors and are the principal means through which the Board oversees the performance of the financial reporting duties of management. The Audit Committee meets with management and the Company’s independent auditors several times a year to review the results of the external audit of the Company and to discuss plans for future audits. At these meetings, the Audit Committee also meets privately with the independent auditors to assure its free access to them.

      The Company’s independent auditors, Ernst and Young LLP, audited the financial statements prepared by the management of Newell Rubbermaid Inc. Their opinion on these statements is presented below.

      The Company’s prior independent accountant, Arthur Andersen LLP, was convicted on June 15, 2002 of one count of obstruction of justice arising from the government’s investigation of Enron Corporation. Events arising out of the conviction of Arthur Andersen LLP, as well as the volume of civil lawsuits against it, have adversely affected the ability of Arthur Andersen LLP to satisfy claims, if any, arising from its providing of auditing services to the Company, including claims that may arise out of Arthur Andersen LLP’s audit of the Company’s consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, which are included in this Report. A copy of a report previously issued by Arthur Andersen LLP in connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 is presented below. Arthur Andersen LLP has not reissued this opinion.

J. Patrick Robinson
Vice President—Corporate Controller & Chief Financial Officer

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

Newell Rubbermaid Inc.

      We have audited the accompanying consolidated balance sheets of Newell Rubbermaid Inc. (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. The financial statements and schedule of Newell Rubbermaid Inc. for the year ended December 31, 2001 were audited by other auditors who have ceased operations and whose report dated January 25, 2002 expressed an unqualified opinion on those statements before the disclosure and restatement adjustments described in Notes 1 and 16, respectively.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the 2003 and 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newell Rubbermaid Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States. Also, in our opinion, the related 2003 and 2002 financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As described in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform with FASB Statement No. 142. As described in Note 1 to the consolidated financial statements and as permitted by FASB Interpretation No. 46, in 2003, the Company changed its method of accounting for the Company-Obligated Mandatorily Redeemable Convertible Preferred Securities effective January 1, 2002.

      As discussed above, the financial statements of Newell Rubbermaid Inc. for the year ended December 31, 2001, were audited by other auditors who have ceased operations. As described in Note 1, these financial statements have been revised to include the transitional disclosures required by FASB Statement No. 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 1 with respect to 2001 included (a) agreeing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income, and the related earnings-per-share amounts. Also, as described in Note 16, the Company changed the composition of its reportable segments in 2003, and the amounts in the 2001 financial statements relating to reportable segments have been restated to conform to the current composition of reportable segments. We audited the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 financial statements. Our procedures included (a) agreeing the adjusted amounts of segment revenues, operating income and assets to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such disclosures and adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

January 27, 2004

Note: This is a copy of the audit report previously issued by Arthur Andersen LLP (“Andersen”) in connection with the Newell Rubbermaid Inc. Form 10-K filing for the fiscal year ended December 31, 2001. Note that this previously issued Andersen report includes references to certain fiscal years, which are not required to be presented in the accompanying consolidated financial statements as of and for the years ended December 31, 2001 and 2000. This audit report has not been reissued by Arthur Andersen LLP in connection with the Company’s filing on Form 10-K.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Newell Rubbermaid Inc.:

      We have audited the accompanying consolidated balance sheets of Newell Rubbermaid Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001, 2000 and 1999 and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements and the schedule referred to below are the responsibility of Newell Rubbermaid Inc.’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newell Rubbermaid Inc. and subsidiaries as of December 31, 2001, 2000 and 1999 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

      Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Part IV Item 14(a)(2) of this Form 10-K is presented for the purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Milwaukee, Wisconsin

January 25, 2002

Consolidated Statements of Operations

	Year Ended December 31,

	2003	2002	2001

	(In millions, except per share data)
Net sales	$7,750.0	$7,453.9	$6,909.3
Cost of products sold	5,682.8	5,394.2	5,046.6

Gross margin	2,067.2	2,059.7	1,862.7
Selling, general and administrative expenses	1,352.9	1,307.3	1,168.2
Impairment charge	289.4	—	—
Restructuring costs	245.0	122.7	66.7
Goodwill amortization	—	—	56.9

Operating income	179.9	629.7	570.9

Nonoperating expenses: Interest expense	140.1	137.3	137.5
Other, net	19.7	23.9	17.5

Net nonoperating expenses	159.8	161.2	155.0

Income before income taxes and cumulative effect of accounting change	20.1	468.5	415.9
Income taxes	66.7	157.0	151.3

(Loss)/income before cumulative effect of accounting change	(46.6)	311.5	264.6

Cumulative effect of accounting change, net of tax	—	(514.9)	—

Net (loss)/income	$(46.6)	$(203.4)	$264.6

Weighted average shares outstanding:
Basic	274.1	267.1	266.7
Diluted	274.1	268.0	267.0
(Loss)/earnings per share:
Basic
Before cumulative effect of accounting change	$(0.17)	$1.17	$0.99
Cumulative effect of accounting change	—	(1.93)	—

Net (loss)/income per common share	$(0.17)	$(0.76)	$0.99

Diluted
Before cumulative effect of accounting change	$(0.17)	$1.16	$0.99
Cumulative effect of accounting change	—	(1.92)	—

Net (loss)/income per common share	$(0.17)	$(0.76)	$0.99

Dividends per share	$0.84	$0.84	$0.84

See Footnotes to Consolidated Financial Statements.

Consolidated Balance Sheets

	December 31,

	2003	2002

	(In millions)
Assets
Current Assets:
Cash and cash equivalents	$144.4	$55.1
Accounts receivable, net	1,442.6	1,377.7
Inventories, net	1,066.3	1,196.2
Deferred income taxes	152.7	213.5
Prepaid expenses and other	194.2	237.5

Total Current Assets	3,000.2	3,080.0

Other long-term investments	15.5	15.5
Other assets	196.2	286.7
Property, plant and equipment, net	1,761.1	1,812.8
Goodwill, net	1,989.0	1,847.3
Deferred income taxes	68.1	—
Intangible assets, net	450.6	362.1

Total Assets	$7,480.7	$7,404.4

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes payable	$21.9	$25.2
Accounts payable	777.4	686.6
Accrued compensation	131.1	153.5
Other accrued liabilities	996.3	1,165.4
Income taxes	81.8	159.7
Current portion of long-term debt	13.5	424.0

Total Current Liabilities	2,022.0	2,614.4

Long-term debt	2,868.6	2,372.1
Other noncurrent liabilities	572.1	348.4
Deferred income taxes	—	4.7
Minority interest	1.7	1.3
Stockholders’ Equity:
Common stock, authorized shares, 800.0 million at $1.00 par value;	290.1	283.1
Outstanding shares:
2003—290.1 million
2002—283.1 million
Treasury stock, at cost;	(411.6)	(409.9)
Shares held:
2003—15.7 million
2002—15.7 million
Additional paid-in capital	439.9	237.3
Retained earnings	1,865.7	2,143.2
Accumulated other comprehensive loss	(167.8)	(190.2)

Total Stockholders’ Equity	2,016.3	2,063.5

Total Liabilities and Stockholders’ Equity	$7,480.7	$7,404.4

See Footnotes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,

	2003	2002	2001

	(In millions)
Operating Activities
Net (loss)/income	$(46.6)	$(203.4)	$264.6
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:

Depreciation and amortization	278.2	280.7	328.8
Cumulative effect of change in accounting principle	—	514.9	—
Noncash restructuring charges	138.3	74.9	36.9
Deferred income taxes	(11.5)	48.3	25.5
Loss on sale of businesses	29.7	—	—
Noncash impairment charges	289.4	—	—
Other	26.1	9.8	17.2
Changes in current accounts excluding the effects of acquisitions:
Accounts receivable	33.4	2.8	(104.8)
Inventories	179.4	12.9	128.6
Other current assets	32.8	(42.1)	(6.8)
Accounts payable	62.0	136.0	149.3
Accrued liabilities and other	(238.0)	34.1	26.1

Net Cash Provided by Operating Activities	$773.2	$868.9	$865.4

Investing Activities
Acquisitions, net of cash acquired	$(460.0)	$(242.2)	$(107.5)
Expenditures for property, plant and equipment	(300.0)	(252.1)	(249.8)
Sale of business, net of taxes paid	10.2	—	15.4
Sales of marketable securities, net of taxes paid	—	—	7.8
Disposals of noncurrent assets and other	33.7	7.8	30.5

Net Cash Used in Investing Activities	$(716.1)	$(486.5)	$(303.6)

Financing Activities
Proceeds from issuance of debt	$1,044.0	$772.0	$464.2
Proceeds for issuance of stock	200.1	—	—
Payments on notes payable and long-term debt	(989.6)	(901.5)	(819.0)
Cash dividends	(230.9)	(224.4)	(224.0)
Proceeds from exercised stock options and other	7.8	19.0	2.9

Net Cash Provided by/(Used in) Financing Activities	$31.4	$(334.9)	$(575.9)
Exchange rate effect on cash	0.8	0.8	(1.6)

Increase (Decrease) in Cash and Cash Equivalents	89.3	48.3	(15.7)
Cash and Cash Equivalents at Beginning of Year	55.1	6.8	22.5

Cash and Cash Equivalents at End of Year	$144.4	$55.1	$6.8

Supplemental cash flow disclosures— cash paid during the year for: Income taxes, net of refunds	$63.5	$90.0	$69.8
Interest	136.8	123.1	118.3

Consolidated Statements of Stockholders’ Equity and Comprehensive (Loss)/Income

					Accumulated
			Add’l		Other	Total
	Common	Treasury	Paid-In	Retained	Comprehensive	Stockholders’
	Stock	Stock	Capital	Earnings	(Loss)/Income	Equity

	(In millions, except per share data)
Balance at December 31, 2000	$282.2	$(407.5)	$215.9	$2,530.9	$(172.9)	$2,448.6
Comprehensive income/(loss)
Net income	—	—	—	264.6	—	264.6
Foreign currency translation	—	—	—	—	(41.3)	(41.3)
Minimum pension liability adjustment, net of ($2.8) million tax	—	—	—	—	(4.5)	(4.5)
Loss on derivative instruments, net of ($7.9) million tax	—	—	—	—	(14.0)	(14.0)
Unrealized loss on securities available for sale, net of ($1.1) million tax	—	—	—	—	(2.1)	(2.1)
Reclassification adjustment for losses realized in net income, net of $1.8 million tax	—	—	—	—	3.2	3.2

Total comprehensive income						205.9

Cash dividends on common stock ($0.84 per share)	—	—	—	(224.0)	—	(224.0)
Exercise of stock options	0.2	(0.8)	3.7	—	—	3.1
Other	—	(0.2)	0.2	(0.2)	—	(0.2)

Balance at December 31, 2001	$282.4	$(408.5)	$219.8	$2,571.3	$(231.6)	$2,433.4

Balance at December 31, 2001	$282.4	$(408.5)	$219.8	$2,571.3	$(231.6)	$2,433.4
Comprehensive income/(loss)
Net loss	—	—	—	(203.4)	—	(203.4)
Foreign currency translation	—	—	—	—	98.0	98.0
Minimum pension liability adjustment, net of ($43.5) million tax	—	—	—	—	(71.0)	(71.0)
Gain on derivative instruments, net of ($8.8) million tax	—	—	—	—	14.4	14.4

Total comprehensive (loss)						(162.0)

Cash dividends on common stock ($0.84 per share)	—	—	—	(224.4)	—	(224.4)
Exercise of stock options	0.7	(1.4)	17.1	—	—	16.4
Other	—	—	0.4	(0.3)	—	0.1

Balance at December 31, 2002	$283.1	$(409.9)	$237.3	$2,143.2	$(190.2)	$2,063.5

Comprehensive income/(loss)
Net loss	—	—	—	(46.6)	—	(46.6)
Foreign currency translation	—	—	—	—	130.7	130.7
Minimum pension liability adjustment, net of ($55.5) million tax	—	—	—	—	(114.5)	(114.5)
Gain on derivative instruments, net of ($3.8) million tax	—	—	—	—	6.2	6.2

Total comprehensive loss						(24.2)

Cash dividends on common stock ($0.84 per share)	—	—	—	(230.9)	—	(230.9)
Exercise of stock options	0.3	(1.8)	7.7	—	—	6.2
Issuance of stock	6.7	—	193.4	—	—	200.1
Other	—	0.1	1.5	—	—	1.6

Balance at December 31, 2003	$290.1	$(411.6)	$439.9	$1,865.7	$(167.8)	$2,016.3

      See Footnotes to Consolidated Financial Statements.

FOOTNOTE 1

Description of Business and Significant Accounting Policies

      Description of Business: Newell Rubbermaid Inc. (the “Company”) is a global manufacturer and full-service marketer of name-brand consumer products serving the needs of volume purchasers, including discount stores and warehouse clubs, home centers and hardware stores, and office superstores and contract stationers. The Company’s basic business strategy is to merchandise a multi-product offering of everyday consumer products, backed by an obsession with customer service excellence and new product development, in order to achieve maximum results for its stockholders. The Company’s multi-product offering consists of name-brand consumer products in five business segments: Cleaning & Organization; Office Products; Home Fashions; Tools & Hardware; and Other.

      Principles of Consolidation: The Consolidated Financial Statements include the accounts of the Company and its majority owned subsidiaries, after elimination of intercompany transactions.

      Use of Estimates: The preparation of these financial statements require the use of certain estimates by management in determining the Company’s assets, liabilities, revenue and expenses and related disclosures. Actual results could differ from those estimates.

      Reclassifications: Certain 2002 and 2001 amounts have been reclassified to conform to the 2003 presentation.

      Concentration of Credit Risk: The Company sells products to customers in diversified industries and geographic regions and, therefore, has no significant concentrations of credit risk. The Company continuously evaluates the creditworthiness of its customers and generally does not require collateral.

      The Company’s interest rate swaps, short-term forward exchange contracts, and long-term cross currency interest rate swaps do not subject the Company to risk due to foreign exchange rate movement, because gains and losses on these instruments generally offset gains and losses on the assets, liabilities, and other transactions being hedged. The Company is also exposed to credit-related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Company does not obtain collateral or other security to support derivative financial instruments subject to credit risk, but monitors the credit standing of the counterparties.

      Revenue Recognition: Sales of merchandise and freight billed to customers, net of provisions for cash discounts, returns, customer discounts (such as volume or trade discounts), co-op advertising and other sales related discounts, are generally recognized upon shipment to customers and when all substantial risks of ownership change. The Company records amounts billed to customers related to shipping and handling as revenue and all expenses related to shipping and handling as a cost of products sold.

      Disclosures about Fair Value of Financial Instruments: The Company’s financial instruments include cash and cash equivalents, accounts receivable, notes payable, short and long-term debt. The fair value of these instruments approximates carrying values due to their short-term duration, except as follows:

Qualifying Derivative Instruments: The net fair value of the Company’s qualifying derivative instruments is recorded in the Consolidated Balance Sheets and is described in more detail in Footnote 7.

Long-term Debt: The fair value of the Company’s long-term debt issued under the medium-term note program was $1,756.6 million at December 31, 2003, based on quoted market prices. All other significant long-term debt is pursuant to floating rate instruments whose carrying amounts approximate fair value.

      Cash and Cash Equivalents: Cash and highly liquid short-term investments have a maturity of three months or less.

      Allowances for Doubtful Accounts: Accounts receivable are recorded at net realizable value. Allowances for doubtful accounts at December 31 totaled $63.8 million in 2003 and $75.0 million in 2002.

On a regular basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances, including credit conditions and based on a history of write-offs and collections. A receivable is considered past due if payments have not been received within the agreed upon invoice terms.

      Inventories: Inventories are stated at the lower of cost or market value. Cost of certain domestic inventories (approximately 66% and 62% of total inventories at December 31, 2003 and 2002, respectively) was determined by the “last-in, first-out” (“LIFO”) method; for the balance, cost was determined using the “first-in, first-out” (“FIFO”) method. If the FIFO inventory valuation method had been used exclusively, inventories would have increased by $0.3 million and $14.2 million at December 31, 2003 and 2002, respectively. In 2003, the loss realized as a result of inventory liquidation was $3.9 million. The components of net inventories were as follows as of December 31, (in millions):

	2003	2002

Materials and supplies	$263.7	$308.8
Work in process	158.8	174.9
Finished products	643.8	712.5

	$1,066.3	$1,196.2

      Derivative Financial Instruments: Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Any changes in fair value of these instruments are recorded in the income statement or other comprehensive income. The impact of adopting SFAS No. 133 on January 1, 2001 resulted in a cumulative after-tax gain of approximately $13.0 million, recorded in accumulated other comprehensive income. The cumulative effect of adopting SFAS No. 133 did not materially impact the results of operations.

      Derivative financial instruments are used only to manage certain commodity, interest rate and foreign currency risks. These instruments include commodity swaps, interest rate swaps, long-term cross currency interest rate swaps, and forward exchange contracts. The Company’s forward exchange contracts and long-term cross currency interest rate swaps do not subject the Company to risk due to foreign exchange rate movement, because gains and losses on these instruments generally offset gains and losses on the assets, liabilities, and other transactions being hedged.

      On the date in which the Company enters into a derivative, the derivative is designated as a hedge of the identified exposure. The Company measures effectiveness of its hedging relationships both at hedge inception and on an ongoing basis.

      Interest Rate Risk Management: Gains and losses on interest rate swaps designated as cash flow hedges, to the extent that the hedge relationship has been effective, are deferred in other comprehensive income and recognized in interest expense over the period in which the Company recognizes interest expense on the related debt instrument. Any ineffectiveness on these instruments is immediately recognized in interest expense in the period that the ineffectiveness occurs.

      The Company also has designated certain interest rate swaps as fair value hedges. The Company has structured all existing interest rate swap agreements to be 100% effective. These fair value hedges qualify for the “shortcut method.” As a result, there is no current impact to earnings resulting from hedge ineffectiveness. Gains or losses resulting from the early termination of interest rate swaps are deferred as an increase or decrease to the carrying value of the related debt and amortized as an adjustment to the yield of the related debt instrument over the remaining period originally covered by the swap. The cash received relating to the termination of interest rate swaps is included in Other as an operating activity in the Consolidated Statement of Cash Flows.

      Foreign Currency Management: The Company utilizes forward exchange contracts to manage foreign exchange risk related to both known and anticipated intercompany transactions and third-party commercial transaction exposures of approximately one year in duration or less. The Company also utilizes long-term cross currency interest rate swaps to hedge long-term intercompany transactions. Gains and losses related to qualifying forward exchange contracts, which hedge intercompany transactions or third-party commercial transactions, are deferred in other comprehensive income with a corresponding asset or liability until the underlying transaction occurs and are considered to have a cash flow hedging relationship. The earnings impact of cash flow hedges relating to forecasted purchases of inventory is generally reported in cost of products sold to match the underlying transaction being hedged. For hedged forecasted transactions, hedge accounting is discontinued if the forecasted transaction is no longer probable of occurring, in which case previously deferred hedging gains or losses would be recorded to earnings immediately. The gains and losses reported in accumulated other comprehensive income will be reclassified to earnings upon completion of the underlying transaction being hedged.

      Derivative instruments used to hedge intercompany loans are marked to market with the corresponding gains or losses included in accumulated other comprehensive income and are considered to have a fair value hedging relationship. Any ineffectiveness associated with the fair value hedges is classified to the income statement.

      Property, Plant and Equipment: Property, plant, and equipment are stated at cost. Replacements and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense. Depreciation expense is calculated principally on the straight-line basis. Maximum useful lives determined by the Company are: buildings and improvements (20-40 years) and machinery and equipment (3-12 years). Property, plant and equipment consisted of the following as of December 31, (in millions):

	2003	2002

Land	$63.3	$64.7
Buildings and improvements	825.5	785.4
Machinery and equipment	2,510.7	2,652.9

	3,399.5	3,503.0
Accumulated depreciation	(1,638.4)	(1,690.2)

	$1,761.1	$1,812.8

      Depreciation expense was $271.5 million and $271.1 million in 2003 and 2002, respectively. As of December 31, 2002, the Company accrued $26.1 million for equipment received but not paid for. This amount has been excluded from the following line items: expenditures for property, plant and equipment and the change in accounts payable in the Consolidated Statement of Cash Flows.

      Goodwill and Trade Names: Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but are subject to periodic impairment tests. Other intangible assets continue to be amortized over their useful lives.

      Pursuant to the adoption of SFAS No. 142, all amortization expense on trade names and goodwill ceased on January 1, 2002. The Company recognized goodwill amortization of $56.9 million in 2001. Net income for the year ended December 31, 2001, excluding goodwill amortization, would have been $318.1 million, while basic and diluted EPS would have been $1.19 per share.

      The Company conducts its annual test of impairment for goodwill and indefinite life intangible assets in the third quarter. The Company also tests for impairment if events or circumstances occur subsequent to the Company’s annual impairment tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s customer base, or a material negative change in its relationships with significant customers.

      As of January 1, 2002, the Company performed the required impairment tests of goodwill and indefinite lived intangible assets and recorded a pre-tax goodwill impairment charge of $538.0 million in the first quarter of 2002 (with an after-tax charge totaling $514.9 million). In determining this amount of goodwill impairment, the Company measured the impairment loss as the excess of the carrying amount of goodwill (which included the carrying amount of trademarks) over the implied fair value of goodwill (which excluded the fair value of identifiable trademarks).

      In the fourth quarter of 2003, the Company began exploring various options for certain businesses in the Home Fashions and Other segments, including evaluating those businesses for potential sale. As this process progressed, the Company obtained a better indication of the market value of these businesses and determined that the businesses had a net book value in excess of their fair value. As a result, the Company conducted a new impairment test in the fourth quarter and recorded an impairment loss of $242.0 million related to goodwill to write the net assets of these businesses to fair value.

      A summary of changes in the Company’s goodwill during the year ended December 31, 2003 is as follows (in millions):

Balance at December 31, 2002	$1,847.3
Acquisitions and adjustments-American Tool Companies, Inc.	63.4
American Saw & Mfg. Co.	290.6
Other (minor acquisitions and foreign exchange)	59.5

2,260.8

Impairments (See Footnote 14)	(242.0)
Change in estimate on facility exit (See Footnote 2)	(29.8)

Balance at December 31, 2003	$1,989.0

      Intangible Assets: Intangible assets consisted of the following as of December 31, (in millions):

			Average
			Amortization
	2003	2002	Period

Trade names	$405.2	$338.5	Indefinite
Patents	36.1	32.9	14 years
Customer lists	13.3	4.1	10 years
Capitalized software	56.1	42.9	8 years
Noncompete agreements	10.5	25.6	3 years
Other	2.0	6.3	3 years

	523.2	450.3
Accumulated amortization	(72.6)	(88.2)

	$450.6	$362.1

      Intangible amortization expense was $6.7 million and $9.6 million in 2003 and 2002, respectively. Amortization expense per year is expected to be consistent with the 2003 amounts over the next five years. However, such amounts may vary based on movement in foreign currency rates, business acquisitions or divestitures, or potential impairment losses.

      Long-Lived Assets: The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. If factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the relevant businesses’

undiscounted net cash flow over the remaining life of the long-lived assets in measuring whether the carrying value is recoverable. An impairment loss would be measured by reducing the carrying value to fair value, based on a discounted cash flow analysis.

      Product Warranties: In the normal course of business, the Company offers warranties for a variety of its products. The specific terms and conditions of the warranties vary depending upon the specific product and markets in which the products were sold. The Company accrues for the estimated cost of product warranty at the time of sale based on historical experience.

      Foreign Currency Translation: Foreign currency balance sheet accounts are translated into U.S. dollars at the rates of exchange in effect at fiscal year end. The related translation adjustments are made directly to accumulated other comprehensive income. Income and expenses are translated at the average monthly rates of exchange in effect during the year. Gains and losses from foreign currency transactions of these subsidiaries are included in net income. International subsidiaries operating in highly inflationary economies translate nonmonetary assets at historical rates, while net monetary assets are translated at current rates, with the resulting translation adjustment included in net income as other nonoperating expenses (income).

      Advertising Costs: The Company expenses advertising costs as incurred, including cooperative advertising programs with customers. Total cooperative advertising expense was $195.5 million, $218.6 million, and $196.8 million for 2003, 2002 and 2001, respectively. Cooperative advertising is recorded in the Consolidated Financial Statements as a reduction of sales because it is viewed as part of the negotiated price of products. All other advertising costs are charged to selling, general and administrative expenses and totaled $142.5 million, $140.6 million, and $100.3 million in 2003, 2002, and 2001, respectively.

      Research and Development Costs: Research and development costs relating to both future and present products are charged to selling, general and administrative expenses as incurred. These costs aggregated $124.6 million, $87.6 million, and $67.2 million in 2003, 2002, and 2001, respectively.

      Fair Value of Stock Options: The Company’s stock option plans are accounted for under APB Opinion No. 25. As a result, the Company grants fixed stock options under which no compensation cost is recognized. Had compensation cost for the plans been determined consistent with SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the following pro forma amounts for the year ended December 31, (in millions, except per share data):

	2003	2002	2001

Net (loss)/income:
As reported	$(46.6)	$(203.4)	$264.6
Fair value option expense	(19.0)	(16.3)	(15.5)

Pro forma	$(65.6)	$(219.7)	$249.1

Basic (loss)/earnings per share:
As reported	$(0.17)	$(0.76)	$0.99
Pro forma	(0.24)	(0.82)	0.93
Diluted (loss)/earnings per share:
As reported	$(0.17)	$(0.76)	$0.99
Pro forma	(0.24)	(0.82)	0.93

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2003, 2002 and 2001, respectively: risk-free interest rate of 4.0%, 4.0% and 5.1%; expected dividend yields of 3.0%, 3.0% and 3.0%; expected lives of 6.9, 6.9 and 9.0 years; and expected volatility of 32%, 32% and 28%.

      Comprehensive Income: Comprehensive income and accumulated other comprehensive income encompass net income, foreign currency translation adjustments, net losses on derivative instruments and net minimum pension liability adjustments in the Consolidated Statements of Stockholders’ Equity and Comprehensive Income. The following table displays the components of accumulated other comprehensive income or loss (in millions):

	Foreign	After-tax	After-tax	Accumulated
	Currency	Minimum	Derivatives	Other
	Translation	Pension	Hedging	Comprehensive
	Loss	Liability	Gain/(Loss)	Loss

Balance at 12/31/02	$(115.1)	$(75.5)	$0.4	$(190.2)
Current year change	130.7	(114.5)	6.2	22.4

Balance at 12/31/03	$15.6	$(190.0)	$6.6	$(167.8)

      Recent Accounting Pronouncements: In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 146 (FAS 146), “Accounting for Costs Associated with Exit or Disposal Activities.” FAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities included in restructurings. This Statement eliminates the definition and requirements for recognition of exit costs as defined in EITF Issue 94-3, and requires that liabilities for exit activities be recognized when incurred instead of at the exit activity commitment date. Additionally, FAS 146 requires recognition of one-time severance benefits that require employees to render future service beyond a minimum retention period over the future service period. The Company adopted the provisions of FAS 146, effective January 1, 2003.

      In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150 (FAS 150), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. On October 29, 2003 the FASB deferred, indefinitely, the application of paragraphs 9 and 10 of FAS 150 as it relates to mandatorily redeemable non-controlling interests in consolidated subsidiaries that would not be recorded as liabilities under FAS 150 by such subsidiaries. The adoption of the remainder of FAS 150 on July 1, 2003, had no impact on the Company’s consolidated financial results.

      Effective December 31, 2003, the Company adopted Interpretation 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 was issued by the FASB in January 2003 and introduces a new consolidation model—the variable interests model—which determines consolidation based on potential variability in gains and losses of the entity being evaluated for consolidation. FIN 46 initially applied to interests in variable interest entities acquired before February 1, 2003. A FASB staff position issued in October 2003 deferred the effective date of the Interpretation to the first interim or annual period after December 15, 2003 for entities created before February 1, 2003.

      The Interpretation requires the consolidation of certain types of entities in which a company absorbs a majority of another entity’s expected losses, receives a majority of the other entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the other entity. These entities are called “variable interest entities” (VIEs). The principal characteristics of variable interest entities are (1) an insufficient amount of equity to absorb the entity’s expected losses without additional subordinated financial support from other parties, (2) equity owners as a group are not able to make decisions about the entity’s activities, or (3) the holders of the equity at risk do not have the obligation to absorb the entity’s losses or receive the entity’s residual returns. Variable interests are contractual, ownership, or other interests in an entity that expose their holders to the risks and rewards of the VIE. Variable interests therefore include equity investments, loans, leases, derivatives, guarantees, and other instruments whose values fluctuate with changes in the VIE’s assets.

      If an entity is determined to be a VIE, the entity must be consolidated by the “primary beneficiary”. The primary beneficiary is the holder of the variable interests that absorbs a majority of the VIE’s expected losses, receives a majority of the entity’s residual returns in the event, or both. There is no primary beneficiary in cases where no single holder absorbs the majority of the expected losses or receives a majority of the residual returns. The determination of the primary beneficiary is based on projected cash flows at the inception of the variable interests. The Company has variable interests in the following types of variable interest entities:

      The Company has a subsidiary trust that has Mandatorily Redeemable Convertible Preferred Securities outstanding with a liquidation value of $500 million. These securities were issued in December 1997 and were previously reported on our balance sheet as Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust. The trust is a VIE under FIN 46 because the Company has only a limited ability to make decisions about its activities. However, the Company is not the primary beneficiary of the trust. Therefore, the Mandatorily Redeemable Convertible Preferred Securities of $500.0 million issued by the trust are no longer reported on the Company’s balance sheet. Instead, the Company reports the convertible Subordinated Debentures held by the trust as long-term debt. These notes have previously been eliminated in the Company’s consolidated financial statements. Distributions on the Mandatorily Redeemable Convertible Preferred Securities from January 1, 2002 are no longer reported on the Company’s statements of operations, but interest on the notes is reported as interest expense. As permitted by FIN 46, the Company is adopting FIN 46 as of January 1, 2002. As a result, at that date, the Company deconsolidated the subsidiary trust.

      The Company has an agreement with a financial institution creating a financing entity that is consolidated in the Company’s financial statements. Under the agreement, the Company regularly enters into transactions with the financing entity to sell an undivided interest in substantially all of the Company’s United States trade receivables to the financing entity. This entity meets the criteria for being a VIE because the voting rights and economic interests held by the Company in it are disproportional to the Company’s obligations to absorb expected losses or receive expected residual returns. The Company’s variable interests in this entity include the receivables purchase and servicing agreement, a loan back to the Company of essentially all excess cash, and common stock. The Company’s assessment of expected losses and expected residual returns indicates that it is the primary beneficiary of this subsidiary, and accordingly, the Company continues to consolidate it.

      In December 2003, FASB Statement No. 132 (FAS 132) (revised), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, was issued. FAS 132 (revised) prescribes employers’ disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original FAS 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. The Company’s disclosures in Footnote 9 incorporate the requirement of FAS 132 (revised).

FOOTNOTE 2

Acquisitions and Divestitures of Businesses

2003:

      Effective January 1, 2003, the Company completed its acquisition of American Saw & Mfg. Co. (“Lenox”), a leading manufacturer of power tool accessories and hand tools marketed under the Lenox brand. The purchase price was approximately $450 million paid for through the issuance of commercial paper, plus transaction costs of $5.8 million. The transaction structure permits the deduction of goodwill for tax purposes. We estimate the present value of the future tax benefit to be $85 million. The Company has allocated the purchase price to the identifiable assets. This acquisition and the acquisition of American Tool Companies, Inc. (“Irwin”) in 2002 marked a significant expansion and enhancement of the Company’s product lines and customer base, launching it squarely into the estimated $10 billion-plus global markets for hand tools and power tool accessories. Both of these acquisitions are reported in the

Company’s Tools and Hardware business segment. The purchase price for the Lenox acquisition has been allocated to the fair market value of the assets acquired and liabilities assumed.

      The following table summarizes the purchase price allocation for Lenox:

Current assets	$45.7
Property, plant & equipment	61.2
Other assets & intangibles	32.7
Trade names & goodwill	366.2

Total assets	$505.8

Current liabilities	$15.0
Long-term debt	1.6
Other long-term liabilities	32.3
Stockholders’ equity	456.9

Total liabilities and stockholders’ equity	$505.8

      The transaction summarized above and other minor acquisitions were accounted for as purchases; therefore, results of operations are included in the accompanying Consolidated Financial Statements since their respective acquisition dates. The acquisition costs were allocated to the fair market value of the assets acquired and liabilities assumed. Included in other assets and intangibles above is approximately $10.8 million of patents and other intangibles. The useful life of these intangibles is approximately 10 years. The Company’s integration plans include exit costs for certain plants and product lines and employee termination costs. The final adjustments to the purchase price allocations are not expected to be material to the Consolidated Financial Statements.

      The Company formulated integration plans for Lenox and other minor acquisitions as of their respective dates of acquisition. These plans included facility exit costs of $1.2 million, employee severance costs of $1.2 million and other pre-acquisition contingencies of $1.9 million. As of December 31, 2003, $1.2 million of integration plan reserves remain, of which $0.5 million relates to severance payments.

      In 2003, the Company decided to abandon its plans to exit certain North American and European facilities that were contemplated as part of the integration of the acquired companies. As a result of this decision, the Company reversed approximately $48.3 million in exit plan liabilities and reduced the cost of the acquired companies (goodwill was reduced by $29.8 million and deferred tax assets were reduced by $18.5 million).

      On March 27, 2003, the Company sold its Cosmolab business, a division of the Other segment, and recorded a non-cash pretax loss of $21.2 million. In 2002, sales of the division approximated $50 million. On December 31, 2003, the Company also sold its German frames business (which had 2003 net sales of $9.2 million) a division of the Home Fashion segment, and recognized a pre-tax loss of $9.2 million.

2002:

      On April 30, 2002, the Company completed the purchase of Irwin, a leading manufacturer of hand tools and power tool accessories. The Company had previously held a 49.5% stake in Irwin, which had been accounted for under the equity method prior to acquisition. The purchase price was $467 million, which included $197 million for the majority 50.5% ownership stake, the repayment of $243 million in Irwin debt and $27 million of transaction costs. At the time of acquisition, the Company paid off Irwin’s senior debt, senior subordinated debt and debt under their revolving credit agreement. The Company has allocated the purchase price to the identifiable assets. During the third quarter of 2002, the Company recorded nonoperating expenses of $8.7 million for transaction costs associated with the acquisition.

      The Company formulated integration plans for Irwin and other minor acquisitions as of the date of acquisition. The integration plans for these acquisitions resulted in integration plan liabilities of

$25.4 million for facility and other exit costs, $26.8 million for employee severance and termination benefits and $43.1 million for other pre-acquisition contingencies. The purchase prices for the 2002 acquisitions have been allocated to the fair market value of the assets acquired and liabilities assumed. The Company’s integration plans include exit costs for certain plants and product lines, as well as employee termination costs. As of December 31, 2003, $10.6 million of the integration plan reserves remain, of which $4.6 million relates to remaining severance payments.

2001:

      The Company made only minor acquisitions in 2001, for $61.2 million in cash and $0.1 million of assumed debt.

      The unaudited consolidated results of operations for the years ended December 31, 2003 and 2002 on a pro forma basis, as though the 2002 acquisition of Irwin had occurred on January 1, 2001 and the 2003 acquisition of Lenox had occurred on January 1, 2002, are as follows for the year ended December 31, (in millions, except for per share data) (unaudited):

	2003	2002	2001

Net sales	$7,750.0	$7,779.5	$7,350.0
Net loss	$(46.6)	$(191.1)	$264.5
Loss per share (basic)	$(0.17)	$(0.72)	$0.99

FOOTNOTE 3

Restructuring Costs

      The Company continues to incur restructuring charges associated with the Company’s strategic restructuring plan (the “plan”) announced on May 3, 2001. The specific objectives of the plan are to streamline the Company’s supply chain to become the best-cost global provider throughout the Company’s portfolio by reducing worldwide headcount and consolidating duplicative manufacturing facilities. The Company expects to incur between $460 and $480 million in restructuring charges under the plan.

      Pre-tax restructuring costs consisted of the following for the year ended December 31, (in millions):

	2003	2002	2001

Facility and other exit costs	$118.5	$36.6	$34.6
Employee severance and termination benefits	103.3	76.3	28.5
Exited contractual commitments and other	23.2	9.8	3.6

Recorded as Restructuring Costs	$245.0	$122.7	$66.7

      Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management, and also include amounts recognized as incurred. Cash paid for restructuring activities was $106.4 million, $58.0 million and $49.7 million in 2003, 2002 and 2001, respectively. A summary of the Company’s restructuring plan reserves is as follows (in millions):

	12/31/01		Costs	12/31/02
	Balance	Provision	Incurred	Balance

Facility and other exit costs	$20.1	$36.6	$(20.6)	$36.1
Employee severance and termination benefits	6.2	76.3	(41.4)	41.1
Exited contractual commitments and other	1.9	9.8	(9.6)	2.1

	$28.2	$122.7	$(71.6)	$79.3

	12/31/02		Costs	12/31/03
	Balance	Provision	Incurred	Balance

Facility and other exit costs	$36.1	$118.5	$(73.5)	$81.1
Employee severance and termination benefits	41.1	103.3	(76.3)	68.1
Exited contractual commitments and other	2.1	23.2	(21.4)	3.9

	$79.3	$245.0	$(171.2)	$153.1

      The facility and other exit cost reserves are primarily related to future minimum lease payments on vacated facilities and other closure costs.

      Under the plan, the Company expects to exit 84 facilities and reduce headcount by approximately 12,000 people. At the plan’s completion, the Company expects total annual savings of between $150 and $175 million ($125 to $135 million related to the reduced headcount, $10 to $15 million related to reduced depreciation, and $15 to $25 million related to other cash savings). As of December 31, 2003, restructuring reserves held on the Company’s books were representative of approximately 100 individual restructuring plans. The following table depicts the material changes in these plans for the year ended December 31, aggregated by reportable business segment:

	12/31/01		Costs	12/31/02
Segment	Balance	Provision	Incurred	Balance

Cleaning and Organization	$0.8	$10.0	$(7.1)	$3.7
Office Products	—	33.7	(6.4)	27.3
Home Fashions	5.2	51.2	(36.5)	20.0
Tools and Hardware	—	2.0	(1.4)	0.5
Other	1.5	16.1	(10.3)	7.5
Corporate	20.7	9.7	(9.9)	20.3

	$28.2	$122.7	$(71.6)	$79.3

	12/31/02		Costs	12/31/03
Segment	Balance	Provision	Incurred	Balance

Cleaning and Organization	$3.7	$73.8	$(21.3)	$56.2
Office Products	27.3	41.9	(39.3)	29.9
Home Fashions	20.0	40.2	(26.7)	33.5
Tools and Hardware	0.5	21.8	(4.3)	18.0
Other	7.5	54.7	(61.1)	1.1
Corporate	20.3	12.6	(18.5)	14.4

	$79.3	$245.0	$(171.2)	$153.1

      In 2003, the Company incurred facility exit costs and employee severance and termination benefit costs for approximately 6,000 employees. Under the restructuring plan, 78 facilities have been exited and headcount has been reduced by 10,800 employees.

      In 2003, the Company announced its intention to close one of its manufacturing facilities in the Other operating segment by the end of 2003. As a result of this decision, the Company evaluated its long-lived assets, primarily property, plant and equipment, for impairment and recorded a non-cash restructuring charge of $30.5 million. The amount of the impairment was determined using a discounted cash flow analysis.

      In 2003, the Company announced its intention to close two of its manufacturing facilities in the Cleaning & Organization operating segment. As a result of this decision, the Company evaluated its long-lived assets, primarily property, plant and equipment, for impairment and recorded a non-cash restructuring charge of $34.6 million. The amount of the impairment was determined using a discounted cash flow analysis. The Company also expects to incur approximately $12.8 million in severance and other facility exit costs.

      In 2003, the Company recorded a non-cash restructuring charge of $14.0 million relating to the curtailment of a pension plan associated with the closure of one of the Company’s exited facilities. The non-cash restructuring charge has been included in employee severance and termination benefits as disclosed in the table above.

      The $56.2 million restructuring reserve at December 31, 2003 in the Company’s Cleaning & Organization operating segment consists primarily of a $40.0 million reserve for the closure of two manufacturing facilities. The Company expects to incur $34.6 million in asset impairment charges, $2.8 million in site clean-up costs and $2.6 million in severance charges for the closure of these two manufacturing facilities.

      The $18.0 million restructuring reserve at December 31, 2003 in the Company’s Tools & Hardware operating segment consists primarily of an $11.4 million reserve for the closure of one manufacturing facility. The Company expects to incur $7.9 million in asset impairment charges, $2.0 million in site clean-up costs and $1.5 million in severance charges for the closure of this manufacturing facility.

      The $29.9 million restructuring reserve at December 31, 2003 in the Company’s Office Products operating segment consists primarily of a $10.7 million reserve for the closure of one manufacturing facility. The Company expects to incur $2.8 million in asset impairment charges and $7.9 million in severance charges for the closure of this manufacturing facility.

FOOTNOTE 4

      Other Accrued Liabilities: Accrued liabilities included the following as of December 31, (in millions):

	2003	2002

Customer accruals	$191.5	$289.6
Accrued purchase accounting (See Footnote 2)	12.2	119.0
Accrued self-insurance liability	85.7	91.5
Accrued restructuring (See Footnote 3)	153.1	79.3
Accrued pension and other postemployment benefits	130.0	115.9
Accruals for inventory received, not invoiced	96.6	115.2
Accrued interest	26.1	63.4
Employee withholdings	25.0	24.4
Accrued contingencies	51.4	62.6
Other	224.7	204.5

Other accrued liabilities	$996.3	$1,165.4

      Customer accruals are promotional allowances and rebates given to customers in exchange for their selling efforts. The self-insurance accrual is primarily casualty liabilities such as workers’ compensation, general and product liability and auto liability and is estimated based upon historical loss experience.

FOOTNOTE 5

Credit Arrangements

      The Company has short-term foreign and domestic uncommitted lines of credit with various banks that are available for short-term financing. Borrowings under the Company’s uncommitted lines of credit are subject to the discretion of the lender. The Company’s lines of credit do not have a material impact on the Company’s liquidity. As of December 31, 2003 and 2002, the Company had notes payable to banks in the amount of $21.9 million and $25.2 million, respectively, with weighted average interest rates of 9.0% and 5.9%, respectively.

      The Company completed a $1,300.0 million Syndicated Revolving Credit Facility (the “Revolver”) on June 14, 2002. The Revolver consists of a $650.0 million 364-day credit agreement and a $650.0 million five-year credit agreement. On June 13, 2003, Newell Rubbermaid rolled over the $650.0 million 364 day Revolving Credit Facility that was terminating on June 14, 2003. The new agreement consists of 19 participating banks and will mature on June 11, 2004. The revolver requires, among other things, that the Company maintain certain interest coverage and total indebtedness to total capital ratios, as defined in the agreement. The agreement also limits subsidiary indebtedness. As of December 31, 2003, the Company was in compliance with this agreement. No amounts are outstanding under the Revolving Credit Facility as of December 31, 2003.

      In lieu of borrowings under the Revolver, the Company may issue commercial paper. The Revolver provides the committed backup liquidity required to issue commercial paper. Accordingly, commercial paper may only be issued up to the amount available for borrowing under the Revolver. Because $650.0 million of the Revolver expires in June 2007, the commercial paper indebtedness is classified as long-term in 2003 and 2002.

      The following table summarizes the Company’s commercial paper obligations as of December 31, (in millions):

	2003	2002

Outstanding at year-end
—borrowing	$217.1	$140.0
—average interest rate	1.2%	1.5%
Average borrowings for the year	$482.6	$490.8

FOOTNOTE 6

Long-term Debt

      The following is a summary of long-term debt as of December 31, (in millions):

	2003	2002

Medium-term notes (maturities ranging from 2 to 30 years, average interest rate of 5.35%)	$1,647.0	$1,662.5
Commercial paper (See Footnote 5)	217.1	140.0
Preferred debt securities	450.0	450.0
Junior convertible subordinated debentures (See Footnote 1)	515.5	515.5
Terminated interest rate swaps	46.7	18.4
Other long-term debt	5.8	9.7

Total debt	2,882.1	2,796.1
Current portion of long-term debt	(13.5)	(424.0)

Long-term debt	$2,868.6	$2,372.1

      The aggregate maturities of long-term debt outstanding are as follows as of December 31, 2003 (in millions):

2004	2005	2006	2007	2008	Thereafter	Total

$13.5	$185.0	$162.3	$470.0	$451.5	$1,599.8	$2,882.1

      The medium-term notes, revolving credit agreement (and related commercial paper), preferred debt securities, and junior convertible subordinated debentures are all unsecured.

      Preferred Debt Securities: As disclosed in Footnote 1, the Company has an agreement with a financial institution creating a financing entity that is consolidated in the financial statements. Under the agreement, the Company regularly enters into transactions with the financing entity to sell an undivided interest in substantially all of the Company’s United States trade receivables to the financing entity. In 2001, the financing entity issued $450.0 million in preferred debt securities to the financial institution. Those preferred debt securities must be retired or redeemed before the Company can have access to the financing entity’s receivables. The receivables and the corresponding $450.0 million preferred debt issued by the subsidiary to the financial institution are recorded in the consolidated accounts of the Company. Because this debt matures in 2008, the entire amount is considered to be long-term debt. As of December 31, 2003, the Company was in compliance with the agreement. As of December 31, 2003 and 2002, the aggregate amount of outstanding receivables sold under the agreement was $777.4 million and $738.2 million, respectively.

      Junior Convertible Subordinated Debentures: The Company fully and unconditionally guarantees 10.0 million shares of 5.25% convertible preferred securities issued by a 100% owned finance subsidiary of the Company, which are callable at 102.1% of the liquidation preference as of December 31, 2003, decreasing over time to 100% by December 2007. Each of these “Preferred Securities” is convertible into 0.9865 of a share of Company common stock, and is entitled to a quarterly cash distribution at the annual rate of $2.625 per share.

      The proceeds of the Preferred Securities were invested in $515.5 million of the Company’s 5.25% Junior Convertible Subordinated Debentures (“Debentures”). The Debentures are the sole assets of the subsidiary trust, mature on December 1, 2027, bear interest at an annual rate of 5.25%, are payable quarterly and became redeemable by the Company beginning in December 2001. The Company may defer interest payments on the Debentures for a period of up to 20 consecutive quarters, during which period distribution payments on the Preferred Securities are also deferred. Under this circumstance, the Company may not declare or pay any cash distributions with respect to its common or preferred stock or debt securities that do not rank senior to the Debentures. As of December 31, 2003, the Company has not elected to defer interest payments.

      Terminated Interest Rate Swaps: As more fully described in Note 7, at December 31, 2003 and 2002, the carrying amount of long-term debt and current maturities thereof includes $46.7 million and $18.4 million, respectively, relating to terminated interest rate swap agreements.

FOOTNOTE 7

Derivative Financial Instruments

      The Company is exposed to market risks arising from changes in commodity prices, interest rates and foreign exchange rates.

      Credit Exposure: The Company is exposed to credit-related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Company monitors the creditworthiness of the counterparties and presently does not expect default by any of the counterparties. The Company does not obtain collateral in connection with its derivative financial instruments.

      The credit exposure that results from commodity, interest rate and foreign exchange contracts is the fair value of contracts with a positive fair value as of the reporting date. Some derivatives are not subject to credit exposures as of the reporting date.

      Interest Rate Risk Management: At December 31, 2003, the Company had interest rate swaps designated as fair value hedges with an outstanding notional principal amount of $800 million, with a net accrued interest receivable of $2.8 million. These fair value hedges qualify for the “shortcut method” because these hedges are deemed to be perfectly effective.

      There is no credit exposure on the Company’s interest rate derivatives at December 31, 2003. Credit exposure on the Company’s interest rate derivatives at December 31, 2002 was $21.5 million.

      At December 31, 2003, the Company had long-term cross currency interest rate swaps with an outstanding notional principal amount of $473.8 million, with a net accrued interest receivable of $0.3 million. The maturities on these long-term cross currency interest rate swaps range from three to five years.

      Foreign Currency Management: The following table summarizes the Company’s forward exchange contracts and long-term cross currency interest rate swaps in U.S. dollars by major currency and contractual amount. The “buy” amounts represent the U.S. equivalent of commitments to purchase foreign currencies, and the “sell” amounts represent the U.S. equivalent of commitments to sell foreign currencies according to the local needs of the subsidiaries. The contractual amounts of significant forward exchange contracts and long-term cross currency interest rate swaps and their fair values as of December 31, were as follows (in millions):

	2003		2002

	Buy	Sell	Buy	Sell

British Pounds	$251.8	$459.9	$273.0	$65.6
Canadian Dollars	0.9	83.2	0.8	50.6
Euro	283.9	499.5	96.4	343.8
Other	41.8	5.5	35.7	18.3

	$578.4	$1,048.1	$405.9	$478.3

Fair Value	$661.4	$1,175.7	$451.5	$537.4

      Credit exposure on foreign currency derivatives at December 31, 2003 and 2002, was $11.6 million and $5.0 million, respectively.

      The net loss recognized in 2003 and 2002 for matured cash flow forward exchange contracts was $2.9 million and $1.5 million, net of tax, respectively, which was recognized in the Consolidated Statements of Operations. The Company estimates that $2.1 million of losses, net of tax, deferred in accumulated other comprehensive income will be recognized in earnings in 2004.

      The net gain recognized in 2002 for forward exchange contracts and cross currency interest rate swaps used to hedge intercompany loans was $0.4 million, net of tax, which was recognized as part of interest income on the Consolidated Statements of Operations.

FOOTNOTE 8

Leases

      The Company leases manufacturing and warehouse facilities, real estate, transportation, data processing and other equipment under leases that expire at various dates through the year 2011. Rent expense was $132.5 million, $123.3 million and $112.0 million in 2003, 2002 and 2001, respectively.

      Future minimum rental payments for operating leases with initial or remaining terms in excess of one year are as follows as of December 31, 2003 (in millions):

2004	2005	2006	2007	2008	Thereafter	Total

$111.4	$83.3	$60.5	$41.9	$34.2	$61.7	$393.0

FOOTNOTE 9

Employee Benefit and Retirement Plans

      As of December 31, 2003, the Company continued to maintain various deferred compensation plans with varying terms. The total liability associated with these plans was $62.1 million and $56.9 million as of December 31, 2003 and 2002, respectively. These liabilities are included in Other Accrued Liabilities and Other Noncurrent Liabilities in the Consolidated Balance Sheets. These plans are partially funded with asset balances of $48.3 million and $42.9 million as of December 31, 2003 and 2002, respectively. These assets are included in Other Assets in the Consolidated Balance Sheets.

      Effective January 1, 2002, the Company adopted a deferred compensation plan pursuant to which certain management and highly compensated employees are eligible to defer up to 50% of their regular compensation and up to 100% of their bonuses, and non-employee board members are eligible to defer up to 100% of their directors compensation. The compensation deferred under this plan along with earnings is fully vested at all times.

      The Company has a Supplemental Executive Retirement Plan (“SERP”), which is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees’ years of service and compensation. The SERP is being funded through a trust agreement with the Northern Trust Company, as trustee, that owns life insurance policies on key employees. At December 31, 2003 and 2002, the life insurance contracts had a cash surrender value of $68.2 million and $66.2 million, respectively. These assets are included in Other Assets in the Consolidated Balance Sheets. The amount of coverage is designed to provide sufficient reserves to cover all costs of the plan. The projected benefit obligation was $77.5 million and $68.6 million at December 31, 2003 and 2002, respectively. The SERP liabilities are included in the pension table below; however, the Company’s investment in the life insurance contracts are excluded from the table as they do not qualify as plan assets under SFAS No. 87, “Employers’ Accounting for Pensions.”

      The Company and its subsidiaries have noncontributory pension, profit sharing and contributory 401(k) plans covering substantially all of their foreign and domestic employees. Pension plan benefits are generally based on years of service and/or compensation. The Company’s funding policy is to contribute not less than the minimum amounts required by the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended or local statutes to assure that plan assets will be adequate to provide retirement benefits.

      The Company’s common stock comprised $50.3 million and $67.4 million of noncontributory pension plan assets at December 31, 2003 and 2002, respectively.

      The Company’s matching contributions to the profit sharing plans were $21.1 million, $21.4 million and $15.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      In addition, several of the Company’s subsidiaries currently provide retiree health care and life insurance benefits for certain employee groups.

      The Company uses a September 30 measurement date for the majority of its plans. The following provides a reconciliation of benefit obligations, plan assets and funded status of the Company’s noncontributory pension plans, SERP and postretirement benefit plans as of December 31, (in millions):

			Other Postretirement
	Pension Benefits		Benefits

	2003	2002	2003	2002

Change in benefit obligation:
Benefit obligation at January 1.	$991.1	$846.7	$219.0	$212.6
Service cost	43.9	40.0	5.0	4.2
Interest cost	66.4	64.9	16.2	15.6
Amendments	(6.6)	5.4	(8.8)	—
Actuarial loss (gain)	137.2	(17.7)	39.4	7.2
Acquisitions and other	37.4	104.3	17.4	—
Currency translation	38.4	25.8	—	—
Benefits paid from plan assets	(68.4)	(78.3)	(24.4)	(20.6)

Benefit obligation at December 31.	$1,239.4	$991.1	$263.8	$219.0

			Other Postretirement
	Pension Benefits		Benefits

	2003	2002	2003	2002

Change in plan assets: Fair value of plan assets at January 1	$728.3	$756.5	$—	$—
Actual return on plan assets	90.8	(65.8)	—	—
Acquisitions and other	37.8	85.5	—	—
Contributions	16.2	14.5	24.4	20.6
Currency translation	18.0	15.9	—	—
Benefits paid from plan assets	(68.4)	(78.3)	(24.4)	(20.6)

Fair value of plan assets at December 31	$822.7	$728.3	$—	$—

Funded Status: Funded status at December 31.	$(416.7)	$(262.8)	$(263.8)	$(219.0)
Unrecognized net loss	415.9	307.3	60.1	21.0
Unrecognized prior service cost	(2.8)	5.7	(8.7)	—
Unrecognized net asset	—	0.5	—	—

Net amount recognized	$(3.6)	$50.7	$(212.4)	$(198.0)

Amounts recognized in the Consolidated Balance Sheets:
Prepaid benefit cost(1)	$44.1	$113.8	$—	$—
Accrued benefit cost(2)	(353.6)	(198.9)	(212.4)	(198.0)
Intangible asset(1)	4.2	4.1	—	—
Accumulated other comprehensive loss	301.7	131.7	—	—

Net amount recognized	$(3.6)	$50.7	$(212.4)	$(198.0)

Accumulated benefit obligation	$1,138.6	$931.5	$263.8	$219.0

Weighted-average assumptions used to determine benefit obligation: Discount rate	6.14%	6.48%	6.25%	6.75%
Long-term rate of return on plan assets	8.23%	8.29%	N/A	N/A
Long-term rate of compensation increase	4.44%	4.33%	N/A	N/A

(1)	Recorded in Other Assets

(2)	Recorded in Other Noncurrent Liabilities and Other Accrued Liabilities

			Other
			Postretirement
	Pension Benefits		Benefits

	2003	2002	2003	2002

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.48%	7.11%	6.75%	7.25%
Long-term rate of return on plan assets	8.29%	9.94%	N/A	N/A
Long-term rate of compensation increase	4.33%	4.98%	N/A	N/A
Health care cost trend rate	N/A	N/A	6.0%	6.0%

      Net pension expense (income) and other postretirement benefit expense include the following components as of December 31, (in millions):

				Other Postretirement
	Pension Benefits			Benefits

	2003	2002	2001	2003	2002	2001

Service cost-benefits earned during the year	$43.9	$40.0	$33.2	$5.0	$4.2	$3.3
Interest cost on projected benefit obligation	66.4	64.9	53.7	16.2	15.6	12.5
Expected return on plan assets	(85.7)	(99.2)	(87.1)	—	—	—
Amortization of: Transition asset	—	—	(1.4)	—	—	(1.5)
Prior service cost recognized	(0.2)	(0.2)	(1.1)	0.2	—	—
Curtailment, settlement cost	16.0	1.4	—	—	—	—
Actuarial loss (gain)	1.7	0.8	(0.3)	—	—	—

Net pension expense (income)	$42.1	$7.7	$(3.0)	$21.4	$19.8	$14.3

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets are as follows as of December 31, (in millions):

	2003	2002

Projected benefit obligation	$(1,180.1)	$(712.9)
Accumulated benefit obligation	(1,081.1)	(678.1)
Fair value of plan assets	747.9	418.4

      Assumed health care cost trends have been used in the valuation of postretirement benefits. The trend rate is 9% (for retirees under age 65) and 11% (for retirees over age 65) in 2003, declining to 6% for all retirees in 2011 and thereafter.

      The health care cost trend rate significantly affects the reported postretirement benefit costs and obligations. A one percentage point change in the assumed rate would have the following effects (in millions):

	1% Increase	1% Decrease

Effect on total of service and interest cost components	$2.5	$(2.2)
Effect on postretirement benefit obligations	21.3	(19.6)

      The Company’s total domestic plan assets were $585.6 million and $531.0 million at December 31, 2003, and 2002, respectively. The expected long-term rate of return on domestic plan assets used to determine net periodic benefit cost was 8.5% and 10.0% for the years ending December 31, 2003, and 2002, respectively. The Company’s domestic pension plan weighted-average asset allocation at December 31, 2003, and 2002, by asset category are as follows:

	2003	2002

Equity securities	67.4%	75.9%
Debt securities	27.7%	18.1%
Real estate	2.1%	2.3%
Other	2.8%	3.7%

Total	100.0%	100.0%

      The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk.

Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. The investment portfolio is comprised of a diversified blend of equity, real estate and fixed income investments. Equity investments include large and small market capitalization stocks as well as growth, value and international stock positions.

      The Company employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed-income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach with proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonableness and appropriateness.

      The Company expects to contribute $5.0 million to its unfunded domestic pension plans and $27.5 million to its other post retirement benefit plan in 2004. The Company expects no contributions to be made to its funded domestic pension plans in 2004.

      On December 8, 2003, Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act (the “Drug Act”) into law. The Drug Act of 2003 introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company is currently reviewing the impact of the Drug Act and has elected to defer recognition of the benefit to its postretirement healthcare plans; as a result, the reported benefit obligation and net periodic postretirement cost as of and for the year ended December 31, 2003 do not reflect the effects of the Drug Act. Once final guidance is issued, previously reported information is subject to change.

FOOTNOTE 10

Earnings Per Share

      The calculation of basic and diluted earnings per share for the years ended December 31, 2003, 2002, and 2001, respectively, is shown below (in millions, except per share data):

		“In the
		Money”	Convertible
	Basic	Stock	Preferred	Diluted
	Method	Options(1)	Securities(2)	Method

2003
Net loss	$(46.6)	—	—	$(46.6)
Weighted average shares outstanding	274.1	—	—	274.1
Loss per share	$(0.17)			$(0.17)
2002
Net loss	$(203.4)	—	—	$(203.4)
Weighted average shares outstanding	267.1	0.9	—	268.0
Loss per share	$(0.76)			$(0.76)
2001
Net income	$264.6	—	—	$264.6
Weighted average shares outstanding	266.7	0.3	—	267.0
Earnings per share	$0.99			$0.99

(1)	The weighted average shares outstanding for 2003, 2002 and 2001 exclude the dilutive effect of approximately 12.3 million, 4.5 million and 3.9 million options, respectively, because such options had an exercise price in excess of the average market value of the Company’s common stock during the respective years.

(2)	The convertible preferred securities are anti-dilutive in 2003, 2002 and 2001 and, therefore, have been excluded from diluted earnings per share. Had the convertible preferred shares been included in the diluted earnings per share calculation, net income would be increased by $16.6 million, $16.6 million and $16.8 million in 2003, 2002 and 2001, respectively, and weighted average shares outstanding would have increased by 9.9 million shares in all years.

FOOTNOTE 11

Stockholders’ Equity

      In January 2003, the Company completed the sale of 6.67 million shares of its common stock at a public offering price of $30.10 per share pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. The net proceeds of $200.1 million were used to reduce the Company’s commercial paper borrowings.

      Each share of common stock includes a stock purchase right (a “Right”). Each Right will entitle the holder, until the earlier of October 31, 2008 or the redemption of the Rights, to buy the number of shares of common stock having a market value of two times the exercise price of $200.00, subject to adjustment under certain circumstances. The Rights will be exercisable only if a person or group acquires 15% or more of voting power of the Company or announces a tender offer after which it would hold 15% or more of the Company’s voting power. The Rights held by the 15% stockholder would not be exercisable in this situation.

      Furthermore, if, following the acquisition by a person or group of 15% or more of the Company’s voting stock, the Company was acquired in a merger or other business combination or 50% or more of its assets were sold, each Right (other than Rights held by the 15% stockholder) would become exercisable for that number of shares of common stock of the Company (or the surviving company in a business combination) having a market value of two times the exercise price of the Right.

      The Company may redeem the Rights at $0.001 per Right prior to the occurrence of an event that causes the Rights to become exercisable for common stock.

FOOTNOTE 12

Stock Options

      The Company’s Amended and Restated 1993 Stock Option Plan expired on December 31, 2002. For options previously granted under that plan, the option exercise price equaled the common stock’s closing price on the date of grant; options vest over a five-year period and expire ten years from the date of grant. In 2003, a new plan was approved by the Company stockholders (“2003 Plan”). The 2003 Plan provides for grants of up to an aggregate of 15.0 million stock options, stock awards and performance shares (except that no more than 3.0 million of those grants may be stock awards and performance shares). Under the 2003 Plan, the option exercise price equals the common stock’s closing price on the date of grant. Options will vest over five years (which may be shortened to no less than three years) and expire ten years from the date of grant. Also under the 2003 Plan, none of the restrictions on stock awards will lapse earlier than the third anniversary of the date of grant.

      The following summarizes the changes in the number of shares of common stock under option, including options to acquire common stock resulting from the conversion of options under pre-merger Rubbermaid option plans (in millions, except exercise prices):

					Weighted
					Average Fair
				Weighted	Value of
		Weighted	Exercisable	Average	Options
		Average	at End	Exercise	Granted During
	Shares	Exercise Price	of Year	Price	the Year

Outstanding at December 31, 2000	8.0	$32	3.2	$33
Granted	4.4	25			$7
Exercised	(0.2)	19
Canceled	(2.3)	33

Outstanding at December 31, 2001	9.9	29	2.9	$33
Granted	3.9	32			$9
Exercised	(0.7)	25
Canceled	(1.7)	32

Outstanding at December 31, 2002	11.4	30	3.4	$32
Granted	2.8	28			$8
Exercised	(0.3)	25
Canceled	(1.6)	31

Outstanding at December 31, 2003	12.3	$30	4.4	$31

      Options outstanding at December 31, 2003 (in millions, except exercise prices):

		Weighted	Weighted Average
Range of	Number	Average	Remaining
Exercise Prices	Outstanding	Exercise Price	Contractual Life

$19.00 - $24.99	2.7	$24	7.5
$25.00 - $34.99	7.2	29	7.8
$35.00 - $44.99	2.3	37	6.8
$45.00 - $50.00	0.1	48	4.9

$19.00 - $50.00	12.3	$30	7.5

      Options exercisable at December 31, 2003 (in millions, except exercise prices):

		Weighted	Weighted Average
Range of	Number	Average	Remaining
Exercise Prices	Exercisable	Exercise Price	Contractual Life

$19.00 - $24.99	0.9	$24	6.7
$25.00 - $34.99	2.3	29	6.1
$35.00 - $44.99	1.1	39	5.4
$45.00 - $50.00	0.1	48	4.8

$19.00 - $50.00	4.4	$31	6.0

FOOTNOTE 13

Income Taxes

      The provision for income taxes consists of the following as of December 31, (in millions):

	2003	2002	2001

Current:
Federal	$(13.3)	$55.0	$90.9
State	1.6	7.7	11.6
Foreign	37.9	46.0	23.3

	26.2	108.7	125.8
Deferred	40.5	48.3	25.5

	$66.7	$157.0	$151.3

      The non-U.S. component of income before income taxes was ($5.8) million in 2003, $7.0 million in 2002 and $69.9 million in 2001.

      The components of the net deferred tax asset are as follows as of December 31, (in millions):

	2003	2002

Deferred tax assets:
Accruals not currently deductible for tax purposes	$167.1	$204.2
Postretirement liabilities	74.2	75.5
Inventory reserves	17.2	24.5
Prepaid pension asset	64.1	1.6
Self-insurance liability	17.4	18.1
Foreign net operating losses	205.6	150.2
Other	21.3	11.3

Total gross deferred tax assets	566.9	485.4
Less valuation allowance	(167.1)	(104.0)

Net deferred tax asset after valuation allowance	$399.8	$381.4

Deferred tax liabilities:
Accelerated depreciation	$(162.2)	$(152.9)
Amortizable intangibles	(16.8)	(19.7)

Total gross deferred liabilities	(179.0)	(172.6)

Net deferred tax asset	$220.8	$208.8

      At December 31, 2003, the Company had foreign net operating loss (“NOL”) carryforwards of approximately $626.9 million that expire at various times beginning in 2005 and some of which carryforward without expiration. The potential tax benefits associated with those foreign net operating losses are approximately $205.6 million. The valuation allowance increased $63.1 million during 2003 to $167.1 million at December 31, 2003. This increase was primarily the result of an increase of certain foreign net operating losses during the year which management is uncertain of the ability to utilize in the future.

      The net deferred tax asset is classified in the Consolidated Balance Sheets as follows as of December 31, (in millions):

	2003	2002

Current net deferred income tax asset	$152.7	$213.5
Noncurrent deferred income tax asset	68.1	—
Noncurrent deferred income tax liability	—	(4.7)

	$220.8	$208.8

      A reconciliation of the U.S. statutory rate to the effective income tax rate is as follows as of December 31, (in percent):

	2003	2002	2001

Statutory rate	35.0%	35.0%	35.0%
Add (deduct) effect of: State income taxes, net of federal income tax effect	0.5	1.9	2.8
Nondeductible trade names and goodwill amortization	—	—	3.4
Foreign tax credit	(0.3)	(0.7)	(3.3)
Foreign rate differential and other	(2.6)	(2.7)	(1.5)
Tax basis differential on goodwill impairment	299.3	—	—

Effective rate	331.9%	33.5%	36.4%

      No U.S. deferred taxes have been provided on the undistributed non-U.S. subsidiary earnings that are considered to be permanently invested. At December 31, 2003, the estimated amount of total unremitted non-U.S. subsidiary earnings is $237.1 million.

FOOTNOTE 14

Impairment Losses

      In 2003, the Company recorded a noncash pretax impairment loss as follows:

Description	Amount

Goodwill	$242.0
Intangible assets	11.2
Long-lived assets held and used	36.2

Total impairment loss	$289.4

Goodwill and Intangible Assets

      In the fourth quarter of 2003, the Company began exploring various options for certain businesses in the Home Fashions and Other segments, including evaluating those businesses for potential sale. As this process progressed, the Company obtained a better indication of the market value of these businesses and determined that the businesses had a net book value in excess of their fair value. Due to the apparent decline in value, the Company conducted a new impairment test in the fourth quarter and recorded an impairment loss to write the net assets of these businesses to fair value.

Long-Lived Assets Held and Used

      In 2003, the Company made the decision to exit certain product lines, which resulted in the impairment of fixed assets, primarily in the Cleaning & Organization segment. The Company determined the fair value of equipment by estimating the future cash flows attributable to the fixed assets, including an estimate of the ultimate sale of the equipment. Accordingly, the Company recorded a charge to write the assets to their estimated fair value.

FOOTNOTE 15

Other Nonoperating Expenses (Income)

      Total other nonoperating expenses (income) consist of the following as of December 31, (in millions):

	2003	2002	2001

Minority interest in income of subsidiary trust(1)	$—	$—	$26.7
Equity earnings(2)	—	(0.8)	(7.2)
Loss on sales of marketable equity securities	—	1.2	5.0
Interest income	(5.8)	(4.7)	(3.9)
Currency transaction (gain) loss	(2.9)	4.2	1.9
ATC transaction costs(3)	—	8.7	—
Costs associated with withdrawn divestiture(4)	—	13.6	—
Gain on disposal of fixed assets	(3.0)	(2.0)	—
Loss (gain) on sale of businesses(5)	29.7	—	(5.0)
Other	1.7	3.7	—

	$19.7	$23.9	$17.5

(1)	Expense from Convertible Preferred Securities. As discussed in Footnote 1, the Company adopted the provisions of FIN 46 as of January 1, 2002, which resulted in the deconsolidation of the Company’s convertible preferred securities. As a result of this deconsolidation, the cost of the subsidiary trust structure ($26.7 million in 2003 and 2002) was recognized as interest expense on the junior convertible subordinated debentures.

(2)	Primarily relates to the Company’s investment in Irwin in which the Company had a 49.5% interest until April 2002. See Footnote 2 for further information.

(3)	Represents costs associated with the debt extinguishment following the acquisition of Irwin. See Footnote 2 for further information.

(4)	Represents transaction costs associated with the Company’s withdrawal from the planned divestiture of its Anchor Hocking glass business.

(5)	In 2003, the loss on businesses relates to the sale of Cosmolab and the German picture frames business as more fully described in Footnote 2.

FOOTNOTE 16

Industry Segment Information

      In 2003, the Company made several organizational changes, divided the company into two major groups, and named two chief operating officers. As of December 31, 2003, the Company realigned its reporting segments to reflect the changes in the Company’s structure and to more appropriately reflect the Company’s focus on building large consumer brands, promoting organizational integration, achieving operating efficiencies and aligning the businesses with the Company’s strategic account management strategy. The realignment streamlines what had previously been four operating segments (prior years’

segment data has been reclassified to conform to the current segment structure). The Company reports its results in five reportable segments as follows:

Segment	Description of Products

Cleaning & Organization	Indoor/outdoor organization, storage, food storage, cleaning, refuse
Office Products	Ballpoint/roller ball pens, markers, highlighters, pencils, office products, art supplies
Home Fashions	Drapery houseware, window treatments, frames
Tools & Hardware	Hand tools, power tool accessories, manual paint applicators, cabinet hardware, propane torches
Other	Operating segments that do not meet aggregation criteria, including aluminum and stainless steel cookware, glassware, hair care accessory products, infant and juvenile products, including toys, high chairs, car seats, strollers, outdoor play equipment

      The Company’s segment results are as follows as of December 31, (in millions):

	2003	2002	2001

Net Sales(1)(2)
Cleaning & Organization	$2,013.7	$1,901.8	$1,819.1
Office Products	1,681.2	1,684.1	1,608.8
Home Fashions	1,258.7	1,425.5	1,435.2
Tools & Hardware	1,199.7	783.0	432.6
Other	1,596.7	1,659.5	1,613.6

	$7,750.0	$7,453.9	$6,909.3

Operating Income(3)
Cleaning & Organization	$92.0	$169.0	$159.8
Office Products	309.6	306.1	268.7
Home Fashions	54.9	113.5	120.3
Tools & Hardware	179.2	79.2	67.7
Other	108.9	115.7	105.5
Corporate	(30.3)	(31.1)	(84.4)

Restructuring Costs(4)	245.0	122.7	66.7
Impairment Charge	289.4	—	—

	$179.9	$629.7	$570.9

Identifiable Assets
Cleaning & Organization	$1,256.6	$1,339.1
Office Products	997.5	998.3
Home Fashions	852.9	925.8
Tools & Hardware	812.1	584.8
Other	842.4	926.9
Corporate(5)	2,719.2	2,629.5

	$7,480.7	$7,404.4

Geographic Area Information

	2003	2002	2001

Net Sales
United States	$5,504.9	$5,454.2	$5,040.6
Canada	373.9	312.5	299.5

North America	5,878.8	5,766.7	5,340.1

Europe	1,466.0	1,331.3	1,215.4
Central and South America	248.8	247.3	263.4
Other	156.4	108.6	90.4

	$7,750.0	$7,453.9	$6,909.3

Operating Income
United States	$151.3	$553.1	$455.7
Canada	70.6	43.3	39.1

North America	221.9	596.4	494.8

Europe	(55.0)	(8.4)	47.4
Central and South America	(14.5)	19.5	17.9
Other	27.5	22.2	10.8

	$179.9	$629.7	$570.9

Identifiable Assets(6)
United States	$5,305.6	$5,166.5
Canada	142.4	115.7

North America	5,448.0	5,282.2

Europe	1,682.2	1,802.0
Central and South America	230.8	224.4
Other	119.7	95.8

	$7,480.7	$7,404.4

(1)	Sales to Wal*Mart Stores, Inc. and subsidiaries amounted to approximately 16%, 15% and 15% of consolidated net sales for the years ended December 31, 2003, 2002 and 2001, respectively. Sales to no other customer exceeded 10% of consolidated net sales for any year.

(2)	All intercompany transactions have been eliminated.

(3)	Operating income is net sales less cost of products sold and selling, general and administrative expenses. Certain headquarters expenses of an operational nature are allocated to business segments and geographic areas primarily on a net sales basis. Trade names and goodwill amortization were considered a corporate expense in 2001 and not allocated to business segments.

(4)	Restructuring costs are recorded as both Restructuring Costs and as part of Cost of Products Sold in the Consolidated Statements of Operations (refer to Footnote 3 for additional detail.)

(5)	Corporate assets primarily include trade names and goodwill, equity investments and deferred tax assets.

(6)	Transfers of finished goods between geographic areas are not significant.

FOOTNOTE 17

Litigation and Contingencies

      The Company is involved in legal proceedings in the ordinary course of its business. These proceedings include claims for damages arising out of use of the Company’s products, allegations of infringement of intellectual property, commercial disputes and employment matters as well as the environmental matters described below. Some of the legal proceedings include claims for punitive as well as compensatory damages, and a few proceedings purport to be class actions.

      As of December 31, 2003, the Company was involved in various matters concerning federal and state environmental laws and regulations, including matters in which the Company has been identified by the U.S. Environmental Protection Agency and certain state environmental agencies as a potentially responsible party (“PRP”) at contaminated sites under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and equivalent state laws.

      In assessing its environmental response costs, the Company has considered several factors, including: the extent of the Company’s volumetric contribution at each site relative to that of other PRPs; the kind of waste; the terms of existing cost sharing and other applicable agreements; the financial ability of other PRPs to share in the payment of requisite costs; the Company’s prior experience with similar sites; environmental studies and cost estimates available to the Company; the effects of inflation on cost estimates; and the extent to which the Company’s and other parties’ status as PRPs is disputed.

      The Company’s estimate of environmental response costs associated with these matters as of December 31, 2003 ranged between $14.5 million and $19.9 million. As of December 31, 2003, the Company had a reserve equal to $17.8 million for such environmental response costs in the aggregate, which is included in other accrued liabilities and other noncurrent liabilities in the Consolidated Balance Sheets. No insurance recovery was taken into account in determining the Company’s cost estimates or reserve, nor do the Company’s cost estimates or reserve reflect any discounting for present value purposes, except with respect to two long-term (30 year) operations and maintenance CERCLA matters which are estimated at present value.

      Because of the uncertainties associated with environmental investigations and response activities, the possibility that the Company could be identified as a PRP at sites identified in the future that require the incurrence of environmental response costs and the possibility of additional sites as a result of businesses acquired, actual costs to be incurred by the Company may vary from the Company’s estimates.

      Although management of the Company cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of the Company’s legal proceedings, including any amounts it may be required to pay in excess of amounts reserved, will not have a material effect on the Company’s Consolidated Financial Statements.

      In the normal course of business and as part of its acquisition and divestiture strategy, the Company may provide certain representations and indemnifications related to legal, environmental, product liability, tax or other types of issues. Based on the nature of these representations and indemnifications, it is not possible to predict the maximum potential payments under all of these agreements due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements did not have a material effect on the Company’s business, financial condition or results of operation.

      As of December 31, 2003, the Company has identified and quantified exposures under these representations and indemnifications of $44.2 million, which expires in 2006. This guarantee is fully backed by a standby letter of credit. As of December 31, 2003, no amounts have been recorded on the balance sheet related to these indemnifications, as the risk of loss is considered remote.

      As of December 31, 2003, the Company had $131.0 million in standby letters of credit primarily related to the Company’s self-insurance programs, including workers’ compensation, product liability, and medical.

FOOTNOTE 18

Subsequent Events (unaudited)

      On January 31, 2004, the Company completed the sale of its Panex Brazilian low-end cookware division. Panex had net sales of approximately $37 million in 2003 and is included in the Other business segment.

      On January 31, 2004, the Company completed the sale of its Frames Europe businesses in France, Spain, and the United Kingdom through a series of transactions. These businesses manufacture and market picture frames that had approximately $60 million in sales in 2003 and are included in the Home Fashions business segment.

      On February 5, 2004, the Company completed the sale of Bulldog, a European tool business that contributed $8 million in sales in 2003. This business is included in the Tools & Hardware business segment.

      In the first quarter of 2004, the Company recorded a non-cash pre-tax loss of approximately $78 million on the sale of these businesses, primarily to recognize in the statement of operations at the sale date the foreign currency translation adjustments previously accumulated in other comprehensive income.

      On March 14, 2004, the Company entered into a definitive agreement to sell substantially all of its U.S. picture frame business (Burnes), its Anchor Hocking glassware business and its Mirro cookware business. Under the terms of the agreement, the Company will retain the accounts receivable of the businesses and expects gross proceeds as a result of the transaction to be approximately $310 million. The Burnes picture frames business is included in the Home Fashions business segment. The Anchor Hocking and Mirro businesses are included in the Other business segment. Collectively, these businesses had net sales of approximately $695 million in 2003. The Company expects to record a non-cash pre-tax loss of approximately $25 million on the sale of these businesses. Closing of the transaction is subject to regulatory approval and certain other customary conditions.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      Information regarding the directors of the Company is set forth in the proxy statement. See “Proposal 1—Election of Directors.”

      Information regarding the executive officers of the Company is set forth below:

Name	Age	Present Position With The Company

Joseph Galli, Jr.	45	President and Chief Executive Officer
James J. Roberts	45	Chief Operating Officer, Rubbermaid-Irwin Group
Robert S. Parker	58	Chief Operating Officer, Sharpie-Calphalon Group
J. Patrick Robinson	48	Vice President—Corporate Controller and Chief Financial Officer
Dale L. Matschullat	58	Vice President—General Counsel and Corporate Secretary
Hartley D. Blaha	38	Vice President—Corporate Development
Timothy J. Jahnke	44	Vice President—Human Resources

      Joseph Galli, Jr. has been President and Chief Executive Officer of the Company since January 8, 2001. Prior thereto, he was President and Chief Executive Officer of VerticalNet, Inc. (an internet business-to-business company) from May 2000 until January 2001. From June 1999 until May 2000, he was President and Chief Operating Officer of Amazon.com (an internet business-to-consumer company). From 1980 until June 1999, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), culminating as President of Black and Decker’s Worldwide Power Tools and Accessories Group.

      James J. Roberts has been Chief Operating Officer of the Rubbermaid-Irwin Group since September 2003. Prior thereto, he was Group President of the Company’s Irwin business segment from April 2001 until August 2003. From September 2000 until March 2001, he served as President—Worldwide Hand Tools and Hardware at Stanley Works (a supplier of tools, door systems and related hardware). From July 1981 until September 2000, he held a variety of positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), most recently as President Worldwide Accessories.

      Robert S. Parker has been Chief Operating Officer of the Sharpie-Calphalon Group since September 2003. Prior thereto, he was Group President of the Company’s Sharpie business segment from August 1998 until August 2003. From October 1990 to August 1998, he was President of Sanford Corporation, both before and after the Company acquired it in 1992.

      J. Patrick Robinson has been Vice President—Corporate Controller and Chief Financial Officer since June 2003. Prior thereto, he was Vice President—Controller and Chief Accounting Officer from May 2001 until May 2003. From March 2000 until May 2001, he was Chief Financial Officer of AirClic Inc. (a web-based software and services platform company for the mobile information market). From 1983 until March 2000, he held a variety of financial positions with The Black and Decker Corporation (a manufacturer and marketer of power tools and accessories), most recently as Vice President of Finance, Worldwide Power Tools.

      Dale L. Matschullat has been Vice President—General Counsel since January 2001 and Corporate Secretary since August 2003. Prior thereto, he was Vice President-Finance, Chief Financial Officer and General Counsel from January 2000 until January 2001. From 1989 until January 2000, he was Vice President—General Counsel.

      Hartley D. Blaha has been Vice President—Corporate Development since November 2003. Prior thereto, he held a variety of positions within the Investment Banking Division of Lehman Brothers Inc. (a global investment bank), most recently as Managing Director, Mergers and Acquisitions.

      Timothy J. Jahnke has been Vice President— Human Resources since February 2001. Prior thereto, he was President of the Anchor Hocking Specialty Glass division from June 1999 until February 2001.

From 1995 until June 1999, he led the human resources department of the Company’s Sanford division’s worldwide operations.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED

STOCKHOLDER MATTERS

      The Company’s common stock is listed on the New York and Chicago Stock Exchanges (symbol: NWL). As of February 29, 2004 there were 22,632 stockholders of record. The following table sets forth the high and low sales prices of the common stock on the New York Stock Exchange Composite Tape (as published in The Wall Street Journal) for the calendar periods indicated:

	2003		2002

Quarters	High	Low	High	Low

First	$32.00	$24.74	$33.52	$25.26
Second	31.34	27.44	35.76	29.33
Third	29.45	21.17	35.50	26.23
Fourth	24.23	20.27	34.32	28.08

      The Company has paid regular cash dividends on its common stock since 1947. The quarterly cash dividend has been $0.21 per share since February 1, 2000, when it was increased from the $0.20 per share that had been paid since February 8, 1999.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

      Information regarding changes in accountants disclosure is set forth in the proxy statement. See “Proposal 2— Independent Public Accountants— Appointment of Independent Public Accountants.”

SELECTED FINANCIAL DATA

      The following is a summary of certain consolidated financial information relating to the Company at December 31, (in millions, except per share data). The summary has been derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company included elsewhere in this report and the schedules thereto.

	2003(1)	2002(1)	2001(1)	2000		1999

STATEMENTS OF OPERATIONS DATA
Net sales	$7,750.0	$7,453.9	$6,909.3	$6,934.7		$6,711.8
Cost of products sold	5,682.8	5,394.2	5,046.6	5,108.7		4,975.4

Gross margin	2,067.2	2,059.7	1,862.7	1,826.0		1,736.4
Selling, general and administrative expenses	1,352.9	1,307.3	1,168.2	899.4		1,104.5
Impairment charge	289.4	—	—	—		—
Restructuring costs	245.0	122.7	66.7	43.0	(2)	241.6	(3)
Goodwill amortization	—	—	56.9	51.9		46.7

Operating income	179.9	629.7	570.9	831.7		343.6
Nonoperating expenses:
Interest expense	140.1	137.3	137.5	130.0		100.0
Other, net	19.7	23.9	17.5	16.2		12.7

Net nonoperating expenses	159.8	161.2	155.0	146.2		112.7

Income before income taxes and cumulative effect of accounting change	20.1	468.5	415.9	685.5		230.9
Income taxes	66.7	157.0	151.3	263.9		135.5

(Loss)/income before cumulative effect of accounting change	(46.6)	311.5	264.6	421.6		95.4
Cumulative effect of accounting change, net of tax	—	(514.9)	—	—		—

Net (loss)/income	$(46.6)	$(203.4)	$264.6	$421.6		$95.4

Weighted average shares outstanding:
Basic	274.1	267.1	266.7	268.4		281.8
Diluted	274.1	268.0	267.0	268.5		282.0
(Loss)/earnings per share before cumulative effect of accounting change:
Basic	$(0.17)	$1.17	$0.99	$1.57		$0.34
Diluted	$(0.17)	$1.16	$0.99	$1.57		$0.34
(Loss)/earnings per share:
Basic	$(0.17)	$(0.76)	$0.99	$1.57		$0.34
Diluted	$(0.17)	$(0.76)	$0.99	$1.57		$0.34
Dividends per share	$0.84	$0.84	$0.84	$0.84		$0.80
BALANCE SHEET DATA
Inventories, net	$1,066.3	$1,196.2	$1,113.8	$1,262.6		$1,034.8
Working capital(4)	978.2	465.6	316.8	1,329.5		1,108.7
Total assets	7,480.7	7,404.4	7,266.1	7,261.8		6,724.1
Short-term debt	35.4	449.2	826.6	227.2		247.4
Long-term debt, net of current maturities	2,868.6	2,372.1	1,365.0	2,319.6		1,455.8
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust	—	—	500.0	500.0		500.0
Stockholders’ equity	2,016.3	2,063.5	2,433.4	2,448.6		2,697.0

(1)	Supplemental data regarding 2003, 2002 and 2001 is provided in Item 7, Management’s Discussion and Analysis of Results of Operations and Financial Condition.

(2)	The 2000 restructuring costs included $14.0 million for costs to exit business activities at eight facilities, write-down impaired Rubbermaid centralized software, write-off assets associated with abandoned projects and impaired assets and for costs related to discontinued product lines, $26.8 million relating to employee severance and termination benefits and $2.2 million for transaction costs related primarily to investment banking, legal and accounting costs for the Newell/ Rubbermaid merger.

(3)	The 1999 restructuring costs included $27.8 million for costs to exit business activities at seven facilities, write-down impaired Rubbermaid centralized software, write-off assets associated with abandoned projects and impaired assets and for costs related to discontinued product lines, $101.9 million relating to employee severance and termination benefits, $72.0 million relating to exited contractual commitments and $39.9 million for transaction costs related primarily to investment banking, legal and accounting costs for the Newell/ Rubbermaid merger.

(4)	Working capital is defined as Current Assets less Current Liabilities.

ACQUISITIONS OF BUSINESSES

2003, 2002 and 2001

      Information regarding businesses acquired in the last three years is included in Footnote 2 to the Consolidated Financial Statements.

2000

      In 2000, the Company acquired the following:

Business Name	Business Description	Acquisition Date	Industry Segment

Mersch SA	Picture Frames	January 24	Home Fashions
Brio	Picture Frames	May 24	Home Fashions
Paper Mate/Parker	Writing Instruments	December 29	Office Products

      For these and for other minor acquisitions made in 2000, the Company paid $635.2 million in cash and assumed $15.0 million of debt.

1999

      In 1999, the Company acquired the following:

Business Name	Business Description	Acquisition Date	Industry Segment

Ateliers 28	Drapery Hardware	April 2	Home Fashions
Reynolds SA	Writing Instruments	October 18	Office Products
McKechnie plc consumer product division	Drapery Hardware, Window Fashions, Shelving & Hardware	October 29	Home Fashions
Ceanothe Holding	Picture Frames	December 29	Home Fashions

      For these and for other minor acquisitions made in 1999, the Company paid $397.3 million in cash and assumed $45.1 million of debt.

QUARTERLY SUMMARIES

      Summarized quarterly data for the last two years is as follows (in millions, except per share data) (unaudited):

Calendar Year	1st	2nd	3rd	4th	Year

2003
Net sales	$1,736.4	$1,976.1	$1,944.7	$2,092.8	$7,750.0
Gross margin	463.4	550.0	522.2	531.6	2,067.2
Net income/(loss)	16.0	73.8	75.2	(211.6)	(46.6)
Earnings/(loss) per share:
Basic	$0.06	$0.27	$0.27	$(0.77)	$(0.17)
Diluted	$0.06	$0.27	$0.27	$(0.77)	$(0.17)
2002
Net sales	$1,597.0	$1,895.0	$1,948.3	$2,013.6	$7,453.9
Gross margin	419.1	520.6	550.3	569.7	2,059.7
Earnings before cumulative effect of accounting change	50.9	88.6	76.2	95.8	311.5
Net (loss)/income	(464.0)	88.6	76.2	95.8	(203.4)
Earnings per share before cumulative effect of accounting change:
Basic	$0.19	$0.33	$0.29	$0.36	$1.17
Diluted	$0.19	$0.33	$0.29	$0.36	$1.16
(Loss)/earnings per share:
Basic	$(1.74)	$0.33	$0.29	$0.36	$(0.76)
Diluted	$(1.73)	$0.33	$0.29	$0.36	$(0.76)

[Form of proxy card for holders of common stock of the Company]

NEWELL RUBBERMAID INC.
Proxy Solicited by the Board of Directors
for Annual Meeting of Stockholders to be held May 12, 2004

     The undersigned hereby appoints Bradford R. Turner and Dale L. Matschullat, and each of them individually, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL RUBBERMAID INC. to be held May 12, 2004, and at any adjournments or postponements thereof, on the proposals listed on the reverse side.

     The proxies named above are authorized to vote in their discretion with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you plan to attend the meeting in person. To make sure that your shares are represented, we encourage you to sign, date and return this card, or vote your shares by using either of the electronic means described on the reverse side.

     When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR election of all director candidates nominated by the Board of Directors, FOR proposal (2) below, and in the discretion of the persons named as proxies with respect to any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

IMATION CORPORATION
P.O. BOX 11465
NEW YORK, N.Y. 10203-0465

SEE REVERSE SIDE

Please Sign, Date and Return
the Proxy Card Promptly	☒
Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR proposal (1) and FOR proposal (2).
1. Election of directors (Class II) to serve a term of three years.

						Mark here if you plan to attend the annual meeting.	☐

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐	To change your address, please mark this box.	☐

Nominees in Class II: 01 - Scott S. Cowen, 02 - Cynthia A. Montgomery, 03 - Allan P. Newell and 04 - Gordon R. Sullivan						To include any comments, please mark this box.	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Ernst & Young LLP as independent accountants for the year 2004.	☐	☐	☐

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

SCAN LINE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or guardian, please give full title as such. In the case of a corporation or partnership, please sign in full corporation or partnership name by an authorized officer or other authorized person.

Date Share Owner sign here	Co-Owner sign here